     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1999

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ________________

                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ________________
                                  Gaiam, Inc.
            (exact name of registrant as specified in its charter)

          Colorado                        5961,7375                84-111-35-27
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification No.)

                       360 INTERLOCKEN BLVD., SUITE 300
                          BROOMFIELD, COLORADO 80021
                                (303) 464-3600
   (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ________________
                                 JIRKA RYSAVY
                            CHIEF EXECUTIVE OFFICER
                                  GAIAM, INC.
                        360 INTERLOCKEN BLVD, SUITE 300
                          BROOMFIELD, COLORADO 80021
                                (303) 464-3600
(name, address, including zip code, and telephone number, including area code, of agent for service)

                               ________________
                                  COPIES TO:

JAMES L. PALENCHAR, ESQ.                     KEVIN A. CUDNEY, ESQ.
BARTLIT BECK HERMAN PALENCHAR & SCOTT        DORSEY & WHITNEY LLP
511 16TH STREET, SUITE 700                   370 17TH STREET, SUITE 4400
DENVER, COLORADO  80202                      DENVER, COLORADO 80202
TELEPHONE:  303-592-3100                     TELEPHONE:  303-629-3400
FACSIMILE:  303-592-3140                     FACSIMILE:  303-629-3450

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Title of Each Class
of Securities to Be        Amount to be         Proposed Maximum              Proposed Maximum             Amount of
Registered                Registered (1)     Offering Price Per Share      Aggregate Offering Price      Registration Fee
-------------------       --------------     ------------------------      ------------------------      ----------------
Class A Common Stock         2,300,000                 $5.00                       $11,500,000                 $3,197

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes shares of class A common stock on which the underwriters have the option to purchase to cover over-allotments, if any.

                               ________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               ________________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

==============================================================================

                   Subject to completion, ____________, 1999

PROSPECTUS
__________, 1999

==============================================================================

                   2,000,000 Shares of Class A Common Stock
                                $5.00 per share


                                [LOGO OF GAIAM]

==============================================================================

     Gaiam is offering 2,000,000 shares of its class A common stock in an initial public offering at $5.00 per share. Gaiam provides information, goods and services to customers who value the environment, a sustainable economy, healthy lifestyles and personal development

     This is our initial public offering. Currently, no public market for our shares exists. We will apply for quotation of our shares on the Nasdaq National Market under the symbol "GAIA."

     We intend to allocate shares first to our customers and then to the general public. Our customers will receive a 10% discount from the initial public offering price (or a price of $4.50 per share) on up to 200 shares per customer. The minimum order size in this offering is 50 shares.

------------------------------------------------------------------------------
     See "Risk Factors" beginning on page __ to read about certain factors you should consider before buying our shares.
------------------------------------------------------------------------------


                                                     Per Share       Total
                                                     ---------    ------------

          Public offering price:                     $    5.00    $  10,000,000
          Underwriting discounts and commissions:    $    ____    $  __________
          Proceeds to Gaiam                          $    ____    $  __________

     The underwriters have an option to purchase an additional 300,000 shares from Gaiam to cover any over-allotments. The closing of this offering is expected to occur on or about October __, 1999.

------------------------------------------------------------------------------
    Neither the Securities and Exchange Commission nor any state securities commission has approved
 or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.
           Any representation to the contrary is a criminal offense.

------------------------------------------------------------------------------
TUCKER ANTHONY CLEARY GULL                        ADAMS, HARKNESS & HILL, INC.

                                                         TABLE OF CONTENTS

                                                     Page                                                      Page
Prospectus Summary ...............................                 Our Business ...........................
Questions and Answers for Gaiam Customers ........                 Management .............................
Risk Factors .....................................                 Certain Transactions ...................
Use of Proceeds ..................................                 Gaiam Shareholders .....................
Capitalization ...................................                 Description of Capital Stock ...........
Dilution .........................................                 Shares Eligible for Future Sales .......
Selected Financial Data ..........................                 Underwriting ...........................
Management's Discussion and                                        Legal Matters ..........................
    Analysis of Financial Condition                                Experts ................................
    and Results of Operations ....................                 Additional Information .................

                              PROSPECTUS SUMMARY


You should read the following summary, together with the more detailed information and Gaiam's consolidated financial statements and related notes appearing elsewhere in this prospectus. To understand concepts that are key to Gaiam, please see the back cover of this prospectus.

                         [LOGO OF GAIAM APPEARS HERE]

Founded in Boulder, Colorado in 1988, Gaiam (pronounced "gi am") is a provider of goods, services and information to customers who value the environment, a sustainable economy, healthy lifestyles and personal development.

Our name, Gaiam, is a fusion of the words "Gaia" and "I am." On the Isle of Crete in ancient Greece 4,000 years ago, the Minoan civilization honored Gaia, mother Earth. This civilization valued education, art, science, recreation and the environment and believed that the Earth was directly connected to their existence and daily life.

The concept of Gaia stems from this ancient philosophy that the Earth is a living entity. At Gaiam, we believe that all of the Earth's living matter, air, oceans and land form an interconnected system that can be seen as a single entity. This view is shared by over 90% of an emerging group of individuals called cultural creatives, /1/ the market segment identified by shared values of authenticity, environmental awareness, healthy lifestyles and personal development, numbering 50 million in the United States alone.

Our 800,000 customers, most of whom are cultural creatives, place a high value on goods and services that promote healthy living and personal development, contribute to the sustainability of the Earth's natural resources, and enhance the quality of the environment. Our customers increasingly make purchasing decisions based on these values, in addition to performance and price. We offer our customers an opportunity to "vote with their dollars for their values" with an interactive forum, as well as information, products and services aligned with these values. We call this "conscious commerce."

From 1996 to 1998, our revenues increased from $14.8 million to $30.7 million, representing a compound annual growth rate of approximately 44%. Our number of unique individual customers increased from 300,000 at the end of 1996, to 685,000 at the end of 1998 and to 800,000 at June 30, 1999. Our growth is in part the result of consumers, led by the emerging cultural creatives, increasingly practicing conscious commerce.

_____________________________
/1/ The Integral Culture Survey, authored by Paul H. Ray, who has since agreed to join our board of directors

We believe the emergence of conscious commerce is defining a new industry. We have named this industry "Lohas" -- an acronym for Lifestyles Of Health And Sustainability. Five segments shape the Lohas industry:

     Sustainable Economy. This segment includes environmental management services and solutions, renewable energy, energy conservation products and services, sustainable manufacturing processes, recycling and goods made from recycled materials.

     Healthy Living. This segment includes food supplements, vitamins and minerals, natural and organic foods, and natural and personal body care and information and services related to these products.

     Alternative Healthcare. This segment includes natural health and wellness solutions, information, products and services, including alternative, noninvasive treatments, massage, chiropractic, acupuncture, acupressure, biofeedback and aromatherapy.

     Personal Development. This segment includes experiences, solutions, products, information and services relating to mind-body-spirit fitness, meditation, relaxation, spirituality, ancient religions, esoteric sciences and realizing human potential.

     Ecological Lifestyles. This segment includes information, products and services that offer environment-friendly solutions, natural untreated fiber products and eco-tourism.

We believe that we are the first company to recognize that these segments share a common customer base and should be viewed collectively as one industry. We believe that the annual sales of the Lohas industry may approach $200 billion in the United States and $500 billion worldwide by 2000. This industry is fragmented, with no market leader.

Gaiam seeks to establish itself as the leading authority, brand name and information resource in the growing Lohas industry. Part of our strategy is to set the standard for the industry and then offer information, products and services under Gaiam's approval or recommendation. The Gaiam approval can be earned by companies, business lines and offerings in the Lohas industry.

Gaiam currently produces and markets information, goods and services in each segment of the Lohas market. We are presently organized as three strategic brands: Harmony targets the Sustainable Economy and Ecological Lifestyles market segments, Living Arts targets the Personal Development segment, and InnerBalance targets the Alternative Healthcare and Healthy Living market segments.

We are forming an online community of consumers who are concerned about personal and planetary health and sustainability and want to use their purchasing decisions to effect positive change. We view the Internet as an opportunity to enhance our personal relationships with our customers and dramatically reduce our consumption of natural resources. We are creating a community platform for sharing information, solutions and experiences to promote interactive feedback. We believe cultural creatives want advice from a trusted source. They desire a personalized, concise and reliable view into the vast and inconsistant universe of information.

We believe that we are in a unique position to provide this service because of our customers' loyalty and participation. In an extensive customer survey, we achieved a 52% response rate, in comparison with typical customer survey response rates of less than 2%.

We are positioned to provide information, products and services to all five Lohas segments. See "Our Business," page __. We intend to pursue the following strategies to benefit our customers:

 .    Focus on Our Online Presence
     We are building an interactive online community for customers to share experiences, access information and provide them with an opinion forum and conscious commerce.

 .    Strengthen Our Brand
     We intend to set the standards for the Lohas industry with a Gaiam approval and recommendation process, based on independent research and customer feedback.

 .    Pursue Strategic Acquisitions
     We believe that the Lohas industry is highly fragmented, with no market leader, and we seek to pursue acquisitions that meet our values, strategic focus and economic criteria.

 .    Develop Business-to-Business Opportunities
     Gaiam intends to allocate substantial resources to expand its business-to-business segment to provide information, products and services that promote personal and planetary health and economic sustainability.

We believe our current competitive strengths are:

 .    Focus on growing market segment

 .    Experienced management team

 .    Exceptional customer service

 .    Distinctive branded products

 .    Efficient operating model

 .    Multiple distribution channels

 .    Established infrastructure

 .    Acquisition experience
--------------------------------------------------------------------------------
 We believe customers should have special opportunities to invest in companies they are helping create. In our offering, we will give preference in allocating shares to our customers and a 10% discount
                      for purchases of up to 200 shares.
--------------------------------------------------------------------------------

                              Corporate Overview

Gaiam was organized as a Colorado corporation on July 7, 1988. Gaiam's principal office is located at 360 Interlocken Blvd., Suite 300, Broomfield, Colorado 80021, and its telephone number is (303) 464-3600.

                                 The Offering

Class A common stock offered by Gaiam ..................  2,000,000 shares
Class A common stock outstanding after this offering ... 3,496,429 shares /(1)/ Class B common stock outstanding after this offering ... 7,035,000 shares
Total common stock outstanding after this offering ..... 10,531,429 shares
Use of proceeds ........................................ Working capital and other general corporate
                                                         purposes, including the
                                                         repayment of debt and
                                                         acquisitions. See "Use
                                                         of Proceeds" and "Our
                                                         Business."
Proposed Nasdaq National Market symbol ................. GAIA

/(1)/ Based on the number of shares outstanding on June 30, 1999. Excludes approximately 650,000 shares issuable upon exercise of options outstanding as of June 30, 1999, each at an exercise price of $4.375 per share. No options are currently exercisable. See "Management."

The information in this prospectus assumes that Gaiam's proposed 1-for-2.5 reverse stock split has occurred and that the underwriters' over-allotment option is not exercised. Except where specified, references to Gaiam's shares refer to shares of the class A common stock. The information on our website, including any online discussion forums, and in our catalogs and other marketing materials is not part of this prospectus. References in this prospectus to "Gaiam," "we," "our" and "us" refer to Gaiam, Inc., and not to the persons who manage Gaiam or sit on its Board of Directors.

                   QUESTIONS AND ANSWERS FOR GAIAM CUSTOMERS

This summary answers some questions about how the offering process will work for Gaiam customers who wish to purchase shares. You should also carefully read the rest of this prospectus for information about this offering, the shares and Gaiam.

Q.   What is the price of the shares for Gaiam customers?

A. The first 200 shares purchased by each Gaiam customer will be discounted 10% and cost $4.50 per share, or a total of $900 for 200 shares. Purchases of additional shares over the initial 200 shares will cost $5.00 per share. For example, an additional 100 shares will cost $500 (or $1,400 for all 300 shares).

Q.   Is there a minimum number of shares I have to buy?

A.   Yes.  Orders for fewer than 50 shares will not be accepted.

Q.   How many shares can I request?

A. There is no limit on the number of shares you may request, but we may not have enough shares to meet your request.

Q.   Is there a guarantee that I will be able to buy shares?

A. No, but Gaiam intends to prioritize the allocation process so that customers who ask to buy shares and place orders early will be able to buy shares. There is no guarantee, however, that this will be possible. We may need to allocate shares if we receive orders for more shares than are offered.

Q.   Will Gaiam allocate shares on a first come, first served basis?

A. Yes. If we receive orders for more shares than we have available for customers, we will take into account the time your check and paperwork were received. As a result, you should return your paperwork as soon as possible.

Q.   What paperwork do I have to complete?

A. You must fill out an account application to open a brokerage account at Tucker Anthony Cleary Gull. The application includes some necessary questions, and a place for you to indicate how many shares you would like to buy.

Q.   When do I send a check?

A. As soon as possible, because timeliness of your check and paperwork is one of the criteria we will use to allocate shares. You must send a check for the total price of the shares you would like to buy, along with your paperwork.

Q.   What is the deadline for placing my order to buy shares?

A. The close of business on __________, __ 1999. By that date, your check and your completed paperwork must be received by Tucker Anthony Cleary Gull, at the address on the account application.

Q.   Will I get my money back if I do not receive shares?

A. Yes. Funds not used to purchase shares will be sent back to you by check promptly unless you direct Tucker Anthony Cleary Gull otherwise.

Q.   Will I receive a stock certificate?

A. Yes. If you do not want a stock certificate, you can contact Tucker Anthony Cleary Gull. All participants will automatically receive a stock certificate for shares purchased at $4.50 per share.

Q.   Whom do I call if I have questions?

A.   Call Tucker Anthony Cleary Gull toll free at 1-877-IPO-GAIA (1-877-476-
     4242).

                            SUMMARY FINANCIAL DATA
                 (Amounts in thousands, except per share data)

The following table summarizes the financial data of our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial results as of March 31, 1999 and for the three months ended March 31, 1998 are unaudited.

                                                                                     Three Months
                                           Year Ended December 31,                  Ended March 31,
                                           -----------------------                  ---------------
                                        1996         1997         1998             1998          1999
                                        ----         ----         ----             ----          ----
Statement of Operations Data:
Net revenues.......................      $14,801      $19,898     $30,739           $5,300         $9,495
Gross profit.......................        8,039       11,436      17,565            3,012          5,639
Other income (expense).............        2,984        1,583         388              (60)            52
Net income after minority interest.      $   340      $   654     $   860           $   24         $  106
                                         =======      =======     =======           ======         ======

Net income per share (basic).......      $  0.04      $  0.08     $  0.11           $ 0.00         $ 0.01
Shares outstanding.................        8,040        8,040       8,073            8,040          8,215

                                                                        March 31, 1999
                                             -----------------------------------------------------------------
                                                                           PRO               PRO FORMA,/(2)/
                                                     Actual             FORMA/(1)/             AS ADJUSTED
                                                     ------             ----------             -----------
Balance Sheet Data:
Cash                                                 $   421               $ 1,796                 $ 7,846
Securities available-for-sale (/1)/                    1,375                 1,375                   1,375
Working capital                                        1,369                 2,744                   9,294
Total assets                                          14,991                16,366                  22,416
Long-term debt (net of current maturities)             1,670                 1,670                     720
Stockholders' equity/(1)/                              3,686                 5,061                  12,061

___________________________

/1)/ Gives effect to the private placement during the second quarter of 1999 of $1,350,000 of debentures and 314,286 shares at $4.375 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."
/(2)/ Gives effect to the sale by Gaiam of 2,000,000 shares at an assumed initial public offering price of $5.00 per share, after deducting the estimated underwriting discount, customer discounts and offering expenses payable by Gaiam. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in our shares. The risks and uncertainties described below are not the only ones we face. Some additional risks and uncertainties are ones we do not currently think are material. Others are simply matters of which we are not aware. If any of the following risks actually occurs, our business could be harmed and the trading price of our shares could decline. In that case, you might lose all or part of your investment.

The markets for the products and the services offered by Gaiam are competitive.

Gaiam believes that the Lohas market has thousands of small, local and regional businesses, most of which have revenues of less than $20 million. Gaiam believes that some smaller businesses may be able to more effectively personalize their relationships with customers. To be competitive with these businesses, Gaiam must develop the same trust with its customers that local businesses develop. We may not be able to, and as a result our business may not succeed.

Many of the companies that are potential competitors of Gaiam are larger and have substantially greater resources than Gaiam. Such competition could have a material adverse effect on Gaiam's business, operating results and financial condition. See "Our Business--Our Competitive Position."

We will rely on Internet domain names to establish our brand.

We currently hold various web domain names relating to our brand, including www.gaiam.com. The acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. and in foreign countries is changing and is expected to continue to change in the future. As a result, we may not be able to acquire or maintain relevant domain names in all countries in which we seek to conduct business. Furthermore, we may be unable to prevent third parties from acquiring domain names whose similarity decreases the value of our trademarks and proprietary rights. Loss of our Internet domain names could adversely affect our business.

We may not be able to make good acquisitions.

Completing acquisitions is one of the elements of our strategy, and Gaiam will search for acquisition opportunities. However, there can be no assurance that Gaiam will be successful in identifying attractive acquisitions in the Lohas industry or that attractive acquisition candidates will be available at reasonable prices. We are also likely to face competition for attractive acquisition candidates, which may increase the expense of completing acquisitions. Gaiam's shareholders generally will not have a chance to review the business or financial statements of companies being acquired or to vote on the acquisitions.

We depend upon our ability to integrate acquired companies.

Acquisitions have played an important role in building our business. Our business may not succeed if we fail to integrate the operations of acquired companies into our overall operations on a timely and economic basis. If we complete an acquisition, we face a number of special risks, including the diversion of management's attention, the possibility we may not be able to integrate the operations, assets and personnel of the acquired companies, the possibility of material adverse effects on reported operating results and material adverse tax consequences, the amortization of acquired intangible assets and the loss of key employees. Moreover, the presence of minority ownership interests in any acquired company, and our strategy of allowing our subsidiaries to retain some autonomy in their management and operation, could make integration more difficult.

The services of key executives and employees are critical to our business.

The services of our officers, Jirka Rysavy, Lynn Powers, Pavel Bouska, Mark Lipien and Linda West, are critical to our business. Our strategy of allowing the management teams of acquired companies to continue to exercise significant management responsibility for those companies makes it especially important that we retain the key employees, particularly the e-commerce and creative teams, of the companies we might acquire. Our success will also depend in significant part on the ability to continue to attract and retain qualified personnel. Competition for qualified personnel is intense, particularly given the scarcity of qualified and experienced management in e-commerce and the direct marketing industry. The loss of the services of certain key employees, or the inability to continue to attract and retain qualified personnel, could materially adversely affect our business. See "Our Business--Our Employees" and "Management."

We may need to change the manner in which we conduct our business if government regulation increases.

E-commerce is new and rapidly changing. Federal and state regulation relating to the Internet and e-commerce is evolving. Currently, there are few laws or regulations directly applicable to access to the Internet or e-commerce on the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. Additionally, the rapid growth of e-commerce may trigger the development of tougher consumer protection laws.

Our business is subject to a number of governmental regulations, including the Mail or Telephone Order Merchandise Rule and related regulations promulgated by the Federal Trade Commission and regulations promulgated by the U.S. Postal Service and various state and local consumer protection agencies relating to matters such as advertising, order solicitation, shipment deadlines and customer refunds and returns. In addition, merchandise imported by Gaiam is subject to import and customs duties and, in some cases, import quotas.

Our business could also be affected by regulations adopted in the future. For example, a number of different bills are under consideration by Congress and various state legislatures that would restrict disclosure of consumers' personal information, which may make it more difficult for Gaiam to obtain additional names for its distribution lists, and restrict our ability to send unsolicited electronic mail or printed catalogs. See "Our Business--Regulatory Matters."

Our growth may depend on the success of our e-commerce strategy.

The emergence of the Internet and the growing popularity of electronic commerce provides a new channel for direct access to consumers. Both the e-commerce market and the Lohas market are competitive. Since the introduction of e-commerce to the Internet, the number of e-commerce websites competing for customer attention has increased very rapidly. Gaiam expects future competition to intensify given the relative ease with which new websites can be developed. Gaiam believes that the primary competitive factors in e-commerce are brand recognition, reputation, site content, ease of use, price, fulfillment speed, customer support and reliability. Gaiam's success in e-commerce will depend heavily upon its ability to continue to provide a compelling and satisfying shopping experience. Other factors that will affect Gaiam's success include Gaiam's continued ability to attract and retain experienced marketing, technology, operations and management talent. The nature of the Internet as an electronic marketplace (which may, among other things, facilitate competitive entry and comparison shopping) may render it inherently more competitive than traditional retailing formats. Increased competitiveness among online retailers may result in reduced operating margins, loss of market share and a diminished brand franchise. See "Our Business--Our Competitive Position."

To remain competitive, Gaiam must continue to enhance and improve the responsiveness, functionality and features of its online technology. The Internet and the e-commerce industry are subject to rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render our existing Internet strategy obsolete. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our existing and prospective customers and our ability to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of a website and other proprietary technology entails significant technical, financial and business risks. If Gaiam is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business could be materially adversely affected. Further, the adoption of new Internet, networking or telecommunications technologies may require us to devote substantial resources to modify and adapt our services.

Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. We currently rely on security and authentication technology that we license from third parties. With this technology, we perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology that we use to protect a customer's personal information. If, as a result, we lose customers, our sales could decrease.

Although our historical sales have been predominantly through catalogs and retailers, we are shifting our sales to the Internet and we intend to make the Internet our primary channel of distribution. As a result of the factors described above, it cannot be certain that our Internet business will succeed.

We depend on sophisticated management information systems.

Information systems are critical to our business. These systems assist in processing orders, managing inventory, purchasing and shipping merchandise on a timely basis, responding to customer service inquiries, and gathering and analyzing operating data by business segment, customer, and SKU (a specific identifier for each different product). If we cannot maintain and continuously update these systems, our business could suffer. See "Our Business--Information Technology" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

Furthermore, our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

We are dependent on our ability to maintain our computer and telecommunications equipment in effective working order and to protect against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, growth of our customer base may strain or exceed the capacity of our computer and telecommunications systems and lead to degradations in performance or systems failure. We have experienced capacity constraints and failure of information systems in the past that have resulted in decreased levels of service delivery or interruptions in service to customers. While we continually review and seek to upgrade our technical infrastructure and provide for system redundancies and backup power to limit the likelihood of systems overload or failure, any damage, failure or delay that causes interruptions in Gaiam's operations could adversely affect our business.

Many of our suppliers are small businesses.

To successfully operate our business, we must receive timely delivery of merchandise from our vendors and suppliers, many of which are small businesses. These businesses may not have sufficient capital, resources or personnel to satisfy their commitments to us. Any significant delay in the delivery of products by vendors could result in a loss of sales, increased fulfillment expenses and damage to our customer service reputation.

The contractual and legal rights of minority equity holders may adversely affect Gaiam.

Gaiam owns 67% of Living Arts, and the previous owners continue to own the remaining 33%. Because of the fiduciary duties that Gaiam may owe to the minority equity holders in Living Arts, and the contractual protections that these equity holders have, Gaiam may not always be able to manage Living Arts in the manner that is most advantageous to Gaiam and its shareholders. In addition, we may have disputes with minority equity owners concerning management of the business or contract provisions. We could also have similar issues arising in future acquisitions in which Gaiam acquires less than the entire equity interest in a company.

We are subject to the risks of a business marketing directly to individual customers and to business customers.

Production and marketing of a particular product offering involves significant expenses, which cannot be adjusted based upon the actual performance of the offering. In addition, direct marketing operations involve relatively high costs-such as costs for merchandise, order-processing, fulfillment, merchandise returns and management information systems - which also are difficult to adjust in a limited time period. Moreover, the successful operation of a direct marketing business is dependent upon the timely and efficient preparation and distribution of product offerings.

Given our emphasis on customer service, the efficient and uninterrupted operation of order-processing and fulfillment functions is critical to our business. To maintain a high level of customer service, we rely heavily on a number of different outside service providers, such as printers, telecommunications companies and delivery companies. Any interruption in services from outside service providers, including delays or disruptions resulting from labor disputes, power outages, human error, adverse weather conditions or natural disasters, could materially adversely affect our business.

The success of our business relies on the operation of our centralized fulfillment center.

Our facility in Cincinnati, Ohio handles all of our fulfillment functions and other customer-service operations, such as returns processing. Approximately 90% of our orders are filled and shipped from the Cincinnati facility. The balance are shipped directly from suppliers. Because we rely on a single centralized fulfillment center, our fulfillment functions could be severely impaired in the event of fire, extended adverse weather conditions, or natural disasters.

Our business is exposed to changing consumer preferences and general economic conditions.

Our success depends on our ability to anticipate and respond to changes in customer preferences and to educate customers to accept our product offerings. We may not be able to respond in a timely or commercially appropriate manner to such changes.

In addition, our business is sensitive to changes in customers' spending and discretionary income patterns which, in turn, are controlled to a large extent by customer confidence and prevailing economic conditions. If we do not anticipate and respond to changing customer preferences or adverse economic conditions, our revenues would decrease, and we could experience significant markdowns or write-offs of inventory, increased merchandise returns, and lower margins, all of which would materially adversely affect our business.

We are subject to risks of overstocks and merchandise returns.

An important part of our strategy is to feature "branded" products. These products are sold under our brand names and are manufactured to our specifications. We expect our reliance on branded merchandise to increase. The use of branded merchandise requires us to incur costs and risks relating to the design and purchase of products, including submitting orders earlier and making higher initial purchase commitments. In addition, the use of branded merchandise will limit our ability to return unsold products to vendors, which can result in higher markdowns in order to sell excess inventory. Our commitment to customer service typically results in more emphasis being placed on keeping a high level of merchandise in stock so we can fill orders immediately. Consequently, we run the risk of having excess inventory, which may also contribute to higher markdowns. Our failure to successfully execute a branded merchandise strategy or to achieve anticipated profit margins on these goods, or a higher than anticipated level of overstocks, will materially adversely affect our business.

We offer our customers liberal merchandise return policies. Our financial statements include a reserve for anticipated merchandise returns, which is based on historical return rates. It is possible that actual returns will increase as a result of factors such as the introduction of new merchandise, new offerings, changes in merchandise mix or other factors. Any significant increase in our merchandise returns could materially adversely affect our business. See "Our Business--Our Customer Service."

Collection of state sales taxes could affect our business.

We generally collect sales taxes only on sales to residents of the state of Colorado and where we have other locations, currently California and Ohio. Federal laws currently limit the imposition of state and local taxes on Internet-related sales. However, there is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on electronically purchased goods, which could adversely affect us. Due to the high level of uncertainty regarding the imposition of taxes on electronic commerce, a number of states, as well as a Congressional advisory commission, are reviewing appropriate tax treatment for companies engaged in e-commerce. Any additional laws or regulations could adversely affect us.

Many states have attempted to require that out-of-state direct marketers collect sales and use taxes on the sale of merchandise shipped to its residents. If Congress enacts legislation permitting states to impose sales or use tax obligations on out-of-state direct marketing companies, or if other changes require us to collect additional sales or use taxes, such obligations would make it more expensive to purchase our products and would increase our administrative costs. These changes would materially adversely affect our business. In addition, state tax authorities could choose to audit us. An audit could give rise to a retroactive assessment for tax liabilities if it was determined we had sufficient activities in that state. State sales tax laws typically provide for a lengthy statute of limitations, and if we were retroactively assessed for taxes, the assessment could adversely affect our business. See "Our Business-- Regulatory Matters."

Existing shareholders will control Gaiam.

After this offering, Jirka Rysavy, Gaiam's Chairman, founder and Chief Executive Officer, will hold 100% of the outstanding class B common stock The shares of class B common stock are convertible into class A shares at any time. Each share of class B common stock has ten votes per share, and the class A shares have one vote per share. Assuming Mr. Rysavy's planned purchase of an additional 100,000 shares in this offering, he will beneficially own approximately 77% of the outstanding shares, assuming Mr. Rysavy's class B common stock was converted into shares. In addition, he will also have approximately 96.7% of the total votes. As a result, Mr. Rysavy will be able to exert substantial influence over Gaiam and to effectively control matters requiring approval by the shareholders of Gaiam, including the election of directors and preventing a change in control of Gaiam. See "Our Shareholders."

We may be adversely affected if the software, computer technology and other systems we use are not year 2000 compliant.

If our important information management systems or those of our vendors are not year 2000 compliant, then our business could suffer. For example, we could have difficulties in operating our website, taking product orders, making product deliveries or conducting other fundamental parts of our business. We have been assessing and are continuing to assess the year 2000 readiness of the software, computer technology and other services that we use. We do not, however, anticipate that we will devote extensive efforts to assess whether our vendors or the Internet are year 2000 compliant. The cost of developing and implementing any year 2000 related measures, if necessary, could be material.

We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to access the Internet or portions of it or to use their credit cards would have a material adverse effect on demand for our products and services and would have a material adverse effect on us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

Fluctuations in our quarterly operating results may negatively affect our stock price.

Quarter-to-quarter comparisons of our results of operations are not a reliable indicator of our future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. As a result, from time to time our future quarterly operating results may not meet the expectations of securities analysts or investors, which may have a material adverse effect on the market price of our stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Selected Quarterly Results."

Shares eligible for public sale after this offering could adversely affect our stock price.

Sales of a substantial number of shares in the public market following this offering, or the perception that sales could occur, could adversely affect the prevailing market price for our shares and impair our ability to raise equity capital in the future. Please see "Shares Eligible for Future Sale."

                          FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Gaiam's actual results could differ materially from those anticipated in these forward-looking statements, as a result of certain factors, as more fully described in "Risk Factors" and elsewhere in this prospectus. We caution you that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on these forward-looking statements which reflect our management's view only as of the date of this prospectus. All forward-looking statements are based on current information we have, and we assume no obligation to update any forward-looking statements.

                                USE OF PROCEEDS

The net proceeds to Gaiam from the sale of the shares in this offering are estimated to be $7.5 million, after deducting the estimated underwriting discount, customer discounts and offering expenses payable by Gaiam. We intend to use the net proceeds of this offering for working capital and general corporate purposes, including repayment of debt and acquisitions. A portion of the net proceeds from this offering will be used to promote our brands and expand our sales and marketing efforts. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Pending such uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

Gaiam has never declared or paid any cash dividends on its capital stock. Gaiam currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. In addition, Gaiam's bank credit agreement prohibits payment of any dividends to Gaiam shareholders.

                                CAPITALIZATION

The following table sets forth the capitalization of Gaiam as of March 31, 1999:

     . On a pro forma basis giving effect to the private placement of $1,350,000 of debentures and 314,286 shares completed during the second quarter of 1999; and
     . On a pro forma basis, as adjusted, to reflect the sale by Gaiam of 2,000,000 shares in this offering at an initial public offering price of $5.00 per share, after deducting the estimated underwriting discount, customer discount and offering expenses payable by Gaiam.

You should read this information together with Gaiam's consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.



                                                             March 31, 1999
                                                             --------------
                                                                                       PRO
                                                                                     FORMA AS
                                                   ACTUAL            PRO FORMA       ADJUSTED
                                                   ------            ---------       --------
                                                                 (in thousands)
Long-term debt and capital leases, less
current portion                                         $1,670         $1,670         $   720

Stockholders' equity:

   Class A Common Stock, $0.0001 par value;
   92,965,000 shares authorized and
   1,182,143 shares issued and outstanding
   (actual); 1,496,429 shares outstanding
   (pro forma); 3,496,429 shares
   outstanding (pro forma as adjusted);                      1              2               3

   Class B Common Stock, $.0001 par value;
   7,035,000 shares authorized and
   7,035,000 shares issued and outstanding
   (actual, pro forma, pro forma as
   adjusted)                                                 1              1               1

Additional paid-in capital                                 451          1,825           8,825
Accumulated other comprehensive income                     827            827             827
Retained earnings                                        2,406          2,406           2,406
                                                        ------         ------         -------
Total stockholders' equity                               3,686          5,061          12,062
                                                        ------         ------         -------
Total capitalization                                    $5,356         $6,731         $12,782
                                                        ======         ======         =======

______________________
/(1)/ Excludes an aggregate of approximately 650,000 shares issuable pursuant to options outstanding as of June 30, 1999.

                                   DILUTION

The net tangible book value of Gaiam stock as of March 31, 1999 was $0.02 per share. Net tangible book value represents the amount of Gaiam's total tangible assets less total liabilities. Giving effect to the completion of Gaiam's private offering of $1,350,000 in debentures and 314,286 shares during the second quarter of 1999, pro-forma tangible net book value was $0.03 per share.

Pro forma net tangible book value per share is determined by dividing Gaiam's pro forma tangible net worth by the number of shares outstanding after this offering. Giving effect to the sale of the shares in the offering at a price of $5.00 per share and after deducting the estimated underwriting discount, customer discounts and offering expenses payable by Gaiam, pro forma net tangible book value per share would have been $0.81 per share. This represents an immediate increase in pro forma net tangible book value of $0.63 per share to existing shareholders and an immediate dilution of $4.19 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:


Initial public offering price per share.................................           $5.00
   Net tangible book value per common share before this offering/(1)/...            0.18
   Increase per common share attributable to new investors..............            0.63
                                                                                    ----
Pro forma net tangible book value per common share after this offering..            0.81
                                                                                    ----
Dilution per common share to new investors..............................           $4.19

-------------------------
/(1)/ After the private offering of $1,350,000 in debentures and 314,386 shares but before this offering.

The following table summarizes, on a pro forma basis at March 31, 1999 as described above (giving effect to the issuance of the shares to be issued in this offering but not the exercise of any outstanding stock options), the total consideration paid and the average price per share of common stock paid by existing shareholders (including both holders of class A shares and class B common stock) and new investors in this offering. The price paid per share paid by new investors is the initial public offering price of $5.00 per share (before deducting the estimated underwriting discount, customer discount and offering expenses):

                         Shares Purchased            Total Consideration       Average Price Per
                         ----------------            -------------------       -----------------
                       Number        Percent       Amount          Percent          Share
                       ------        -------       ------          -------          -----
Existing
Shareholders          8,531,429        81.0%     $ 1,828,043        15.5%           $0.21
New Investors         2,000,000        19.0      $10,000,000        84.5            $5.00
                     ----------       -----      -----------       -----
                     10,531,429       100.0%     $11,828,034       100.0%
TOTAL                ==========       =====      ===========       =====

This discussion and table assumes no exercise of outstanding stock options and warrants, and no issuance of shares reserved for future issuance under Gaiam's option plans. As of June 30, 1999, there were options outstanding to purchase a total of approximately 650,000 shares at a price of $4.375 per share, and a warrant to purchase 24,000 shares at a price of $0.50 per share. No options or warrants are currently exercisable. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization."

                     SELECTED CONSOLIDATED FINANCIAL DATA

The selected statement of operations for the years ended December 31, 1996, 1997 and 1998 and balance sheet data as of December 31, 1997 and 1998 set forth below are derived from Gaiam's audited consolidated financial statements, which appear elsewhere in this prospectus. The selected balance sheet data as of March 31, 1999 and selected statement of operations for the three-month periods ended March 31, 1998 and 1999 set forth below are derived from Gaiam's unaudited consolidated financial statements as of March 31, 1999 and for the three-month periods ended March 31, 1998 and 1999, which appear elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals and adjustments, necessary for a fair presentation of the financial position and results of operations for these unaudited periods. The historical operating results are not necessarily indicative of the results to be expected for any other period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Gaiam's consolidated financial statements and related notes, included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA
                 (Amounts in thousands, except per share data)

                                               Year Ended                          Three Months Ended
                                               December 31                              March 31
                           ------------------------------------------------   ----------------------------
                                                                                       (unaudited)
Statement of
Operations Data:               1994     1995      1996      1997     1998          1998           1999
                               ----     ----      ----      ----     ----          ----           ----


Net revenues.............     $  229   $6,696   $14,801   $19,898   $30,739        $5,300         $9,495
Costs of goods sold......        179    2,943     6,762     8,462    13,174         2,288          3,856
                              ------   ------   -------   -------   -------        ------         ------

Gross profit.............         50    3,753     8,039    11,436    17,565        $3,012          5,639
                              ------   ------   -------   -------   -------        ------         ------

Operating expenses:
  Selling and operating            5    3,281     9,253    10,427    14,186         2,629          4,576
  Corporate, general and
  administration.........         15      876     1,218     1,575     2,394           285            953
                              ------   ------   -------   -------   -------        ------         ------
Total operating expenses          20    4,157    10,471    12,002    16,580         2,914          5,529

Operating income (loss)           30     (404)   (2,432)     (566)      985            98            110
Other income expense)/(1)/        (2)   1,029     2,984     1,583       388           (60)            52
                              ------   ------   -------   -------   -------        ------         ------

Income before income
taxes and minority
interest.................         28      625       552     1,017     1,373            38            162
Income taxes.............          6      238       212       363       251            14             60
Minority interest........         --       --        --        --       262            --             (4)
                              ------   ------   -------   -------   -------        ------         ------

Net income...............     $   22   $  387   $   340   $   654   $   860        $   24         $  106
                              ======   ======   =======   =======   =======        ======         ======

Net income per share -
basic....................     $ 0.00    $0.05     $0.04     $0.08     $0.11         $0.00          $0.01
                              ======   ======   =======   =======   =======        ======         ======
Net income per share -
diluted..................     $ 0.00    $0.05     $0.04     $0.08     $0.11         $0.00          $0.01
                              ======   ======   =======   =======   =======        ======         ======
Shares outstanding -
basic....................      8,040    8,040     8,040     8,040     8,073         8,040          8,215

Shares outstanding -
diluted..................      8,040    8,040     8,040     8,040     8,119         8,040          8,394


                                                   December 31,                        March 31,
                                                   ------------                        ---------
Balance Sheet Data                    1994    1995     1996     1997      1998        1998    1999
                                      ----    ----     ----     ----      ----        ----    ----

Cash                                  $ 16   $  419  $   380   $1,612  $ 1,410       $  933  $   421
Securities available-for-sale/(2)/               71       56       38    1,634           38    1,375
Working capital (deficiency)            22      192   (1,838)     436      (81)         476    1,369
Total assets                            81    2,476    6,256    5,985   16,677        5,659   14,991
Long-term debt (net of                   -        -       89       42      299           30    1,670
current maturities)

Stockholder's equity/(2)/               59      580      920    1,574    3,661/(1)/   1,599    3,686

____________________________
(1) Other income in 1995, 1996, 1997 and 1998 primarily reflects income from sale of securities available-for-sale.
(2) Securities valued at cost in 1994, 1995, 1996 and 1997 and at fair market value in 1998. See Note 6 to the financial statements.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS'

The following discussion and analysis of Gaiam's financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This section contains forward-looking statements that involve risk and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Gaiam's actual results could differ materially from those anticipated in these forward-looking statements, as a result of certain factors, as more fully described in "Risk Factors" and elsewhere in this prospectus. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our management's view only as of the date of this prospectus. All forward-looking statements are based on current information we have, and we assume no obligation to update any forward-looking statement.

Overview

Gaiam provides information, goods and services to customers who value the environment, a sustainable economy, healthy lifestyles and personal development. Gaiam was incorporated in Colorado in 1988 as a local distributor of earth-friendly products. In 1995 Gaiam began to expand nationally and make acquisitions. From 1996 to 1998, our revenues increased from $14.8 million to $30.7 million, representing a compound annual growth rate of approximately 44%, and our number of unique individual customers increased from 300,000 to 685,000 over this period.

During 1998, Gaiam completed two acquisitions. We acquired 67% of Healing Arts Publishing LLC, which does business as Living Arts, on September 14, 1998, and 100% of Inner Balance, Inc. on October 1, 1998. These acquisitions accounted for approximately 40% of our revenues during the first quarter of 1999. We anticipate we will incur expenses in the second quarter of 1999 to integrate these acquisitions, at which point the consolidation of these acquisitions will be substantially complete.

Results Of Operations

The following table sets forth certain financial data as a percentage of revenues for the periods indicated.

                                                                            Three Months Ended
                                        Year Ended December 31,                   March 31,
                                        -----------------------                   ---------
                                  1994    1995    1996    1997    1998         1998          1999
                                  -----   ----    ----    ----    ----         ----          ----

Net revenues                      100.0%  100.0%  100.0%  100.0%  100.0%        100.0%       100.0%
Costs of goods sold                78.2    44.0    45.7    42.5    42.9          43.2         40.6
                                  -----   -----   -----   -----   -----         -----        -----

Gross profit                       21.8    56.0    54.3    57.5    57.1          56.8         59.4

Expenses:
  Selling and operating             2.2    49.0    62.5    52.4    46.1          49.6         48.2
 Corporate, general and
  administration                    6.5    13.1     8.2     7.9     7.8           5.4         10.0
                                  -----   -----   -----   -----   -----         -----        -----
Total expenses                      8.7    62.1    70.7    60.3    53.9          55.0         58.2
                                  -----   -----   -----   -----   -----         -----        -----

Income (loss) from                 13.1    (6.1)  (16.4)   (2.8)    3.2           1.8          1.2
 operations

Other income (expense), net        (0.9)   15.4    20.1     8.0     1.3          (1.1)         0.5
                                  -----   -----   -----   -----   -----         -----        -----

Income before income taxes
 and minority interest             12.2     9.3     3.7     5.2     4.5           0.7          1.7
Provision for income taxes          2.6     3.6     1.4     1.8     0.8           0.3          0.6
Minority interest in net
 income of consolidated
  subsidiary, net of tax            0.0     0.0     0.0     0.0     0.9           0.0          0.0
                                  -----   -----   -----   -----   -----         -----        -----

Net income                          9.6%    5.7%    2.3%    3.4%    2.8%          0.4%         1.1%
                                  =====   =====   =====   =====   =====         =====        =====


Three months ended March 31, 1999 compared to three months ended March 31, 1998
-------------------------------------------------------------------------------

Revenues increased 79.1% from $5.3 million in the first three months of 1998 to $9.5 million in the first three months of 1999. This increase was primarily attributable to the acquisitions of InnerBalance and Living Arts, which represented approximately 40% of Gaiam's $9.5 million revenues during the first three months of 1999. Internal growth was 29.1%, primarily attributable to higher customer response rates and the introduction of new products.

Gross profit, which consists of revenues less cost of sales (primarily merchandise acquisition costs and in-bound freight), increased 87.2% from $3.0 million in the first three months of 1998 to $5.6 million in the first three months of 1999. As a percentage of revenues, gross profit increased from 56.8% to 59.4%. This increase was primarily attributable to increases in sales of private branded products, on which we have better margins than other products, and better pricing from vendors due to increased volume.

Selling and operating expenses, which consist primarily of the cost of sales, commissions, marketing expenses, developing and operating our website, and fulfillment costs, increased 74.0% from $2.6 million in the first three months of 1998 to $4.6 million in the first three months of 1999. As a percentage of revenues, selling and operating expenses decreased from 49.6% to 48.2%. This reduction as a percentage of revenues was primarily due to revenues increasing at higher rates than certain fixed operating expenses.

Corporate, general and administrative expenses increased 234.9% from $284,724 in the first three months of 1998 to $953,565 in the first three months of 1999. As a percentage of revenues, general and administrative expenses increased from 5.4% to 10.0%. The overall increase in general and administrative expenses was due to various initiatives undertaken to prepare for and support our future growth, including the hiring of additional personnel, the development of Gaiam's website and e-commerce infrastructure, and the growth of Gaiam's business, both internally and as a result of the acquisitions.

Other income, comprised primarily of gains on sales of marketable securities and interest expense, increased from a $59,619 net expense in 1998 to a $52,622 net income in 1999. This change was primarily due to the sale of marketable securities in the first quarter 1999, which was partially offset by higher interest expense due to borrowings used to fund acquisitions.

Minority interest of $4,253 for the first three months of 1999 was added to Gaiam's consolidated financial results to account for the minority interest in Living Arts' loss for the three months ended March 31, 1999.

Income tax provision represented 36.8% of Gaiam's pre-tax net income in the first three months of 1998, as compared to an income tax provision representing 37.2% of our pre-tax net income in the first three months of 1999.

As a result of the factors described above, Gaiam's net income increased from $24,447, or 0.4% of revenues, in the first three months of 1998 to $106,167, or 1.1% of revenues, in the first three months of 1999.

Year ended December 31, 1998 compared to year ended December 31, 1997
---------------------------------------------------------------------

Revenues increased 54.5% from $19.9 million in 1997 to $30.7 million in 1998. This increase was primarily attributable to the acquisitions of Living Arts and InnerBalance, which represented approximately $6.9 million of 1998 revenues.

Gross profit increased 53.6% from $11.4 million in 1997 to $17.6 million in 1998. As a percentage of revenues, gross profit decreased from 57.5% to 57.1%. This reflects a change in sales mix due to the acquisition of Living Arts, which had generally lower margins than Gaiam's other operations.

Selling and operating expenses increased 36.0% from $10.4 million in 1997 to $14.2 million in 1998, due to increases in sales. As a percentage of revenues, selling and operating decreased from 52.4% to 46.1%. This decrease in selling and operating expenses as a percentage of revenues was primarily due to efficiencies resulting from a higher average transaction size.

Corporate, general and administration expenses increased 52% from $1.6 million in 1997 to $2.4 million in 1998, primarily as a result of initiatives to support Gaiam's growth. As a percentage of revenues, those expenses decreased from 7.9% to 7.8% of revenues.

Other income, which is primarily comprised of gains on sales of marketable securities and interest expense, decreased from $1.6 million in 1997 to $388,491 in 1998, largely due to a decrease in the sales of marketable securities during 1998 as compared to 1997.

Provision for income tax provision represented 35.7% of Gaiam's pre-tax income in 1997, as compared to 18.3% of its pre-tax income in 1998. The decrease in Gaiam's effective tax rate was primarily due to a one-time tax benefit related to the settlement of a legal judgment in 1998.

Minority interest of $261,598 for 1998 was deducted from Gaiam's consolidated financial results to account for the minority interest in Living Arts.

Net income, as a result of the factors described above, increased from $654,312, or 3.4% of revenues, in 1997, to $859,781, or 2.8% of revenues, in 1998.

Year ended December 31, 1997 compared to year ended December 31, 1996
---------------------------------------------------------------------

Revenues increased 34.4% from $14.8 million in 1996 to $19.9 million in 1997. This increase was attributable to internal growth driven by improvements in customer retention rate, transaction size and other operational improvements.

Gross profit increased 42.3% from $8.0 million in 1996 to $11.4 million in 1997. As a percentage of revenues, gross profit increased from 54.3% to 57.5% due to increases in sales of private branded products, on which Gaiam has better margins than other products, and better pricing from vendors due to increased volume.

Selling and operating expenses increased 12.7% from $9.3 million in 1996 to $10.4 million in 1997, due to increases in sales. As a percentage of revenues, selling and operating expenses decreased from 62.5% to 52.4%. This decrease as a percentage of revenues was primarily due to increased efficiencies due to higher average transaction size. In addition, Gaiam's central warehouse was opened in 1996, resulting in reductions in shipping costs and other operational efficiencies.

Corporate, general and administrative expenses increased 29.4% from $1.2 million in 1996 to $1.6 million in 1997. As a percentage of revenues, general and administrative expenses decreased from 8.2% to 7.9%. The overall dollar increase in general and administrative expenses was due to various initiatives undertaken to prepare for and support future growth.

Other income declined from $3.0 million in 1996 to $1.6 million in 1997, primarily due to our decision to sell fewer securities that we held.

Income tax provision represented 38.4% of its pre-tax income in 1996, as compared to 35.7% of its pre-tax income in 1997.

As a result of the factors described above, net income increased from $339,700 or 2.3% of revenues, in 1996 to $654,312, or 3.4% of revenues, in 1997.

Selected Quarterly Operating Results

The following table sets forth unaudited quarterly results of operations of Gaiam for each of the quarters in 1997 and 1998 and the first quarter of 1999. In management's opinion, this unaudited financial information includes all adjustments, consisting solely of normal recurring accruals and adjustments, necessary for a fair presentation of the results of operations for the quarters presented. This financial information should be read in conjunction with Gaiam's consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of future results of operations.

                                                                    QUARTER ENDED
                                                         (In thousands, except per share data)
                           -------------------------------------------------------------------------------------------------
                             Mar. 31,   June 30,   Sept. 30,   Dec. 31,   Mar. 31,  June 30,  Sept. 30,   Dec. 31,  Mar. 31,
                               1997       1997        1997       1997       1998      1998       1998       1998      1999
                               ----       ----        ----       ----       ----      ----       ----       ----      ----
Revenues                       $4,218     $4,426      $4,811     $6,443     $5,300    $5,175     $5,987    $14,277    $9,495
Gross profit                    2,454      2,554       2,645      3,783      3,012     3,049      3,538      7,966     5,639
Operating income (loss)          (317)       (86)       (137)       (26)        98        77        200        610       110
Net income                       (239)      (104)       (142)     1,139         24        15        395        426       106
Net income (loss) per share    $(0.03)    $(0.01)     $(0.02)    $ 0.14     $ 0.00    $ 0.00     $ 0.05    $  0.05    $ 0.01
Weighted average shares
  outstanding                   8,040      8,040       8,040      8,040      8,040     8,040      8,040      8,073     8,215

Quarterly fluctuations in Gaiam's revenues and operating results are due to a number of factors, including the timing of new product introductions and mailings to customers, advertising, acquisitions (including costs of acquisitions and expenses related to integration of acquisitions), competition, pricing of products by vendors and expenditures on our systems and infrastructure. The impact on revenue and operating results, due to the timing and extent of these factors, can be significant. our sales are also affected by seasonal influences. On an aggregate basis, Gaiam experiences strongest revenues and net income in the fourth quarter due to holiday spending.

Liquidity And Capital Resources

Gaiam's capital needs arise from working capital required to fund our operations, capital expenditures related to expansions and improvements to Gaiam's infrastructure, development of e-commerce and funds required in connection with the acquisition of new businesses and its anticipated future growth. These capital requirements depend on numerous factors, including the rate of market acceptance of Gaiam's product offerings, the ability to expand Gaiam's customer base, the cost of ongoing upgrades to its product offerings, the level of expenditures for sales and marketing, the level of investment in distribution and other factors. The timing and amount of such capital requirements cannot accurately be predicted. Additionally, Gaiam will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions.

Gaiam has funded its operations and acquisitions primarily through internally generated funds, bank loans, private placements of shares and subordinated debentures, and sales of marketable securities contributed to Gaiam by Gaiam's founder, Mr. Rysavy. During 1996 and 1997, we had operating losses which were offset primarily by sales of marketable securities contributed by Mr. Rysavy.

We raised approximately $1.2 million from private placements during 1998 ($575,000 for 160,000 shares and $550,000 in debentures), $150,000 during the first quarter of 1999 ($75,000 for 17,143 shares and $75,000 in debentures) and $2.7 million during the second quarter of 1999 ($1.37 million for 314,286 shares and $1.35 million in debentures). The privately placed shares were sold at $4.375 per share. The debentures described above bear interest at 8% per annum and may be prepaid at any time by Gaiam. With the exception of Ms. Powers, the holders of the debentures, have certain registration rights requiring Gaiam to register the shares obtained in the private placement. See the consolidated financial statements of Gaiam for additional information relating to Gaiam's private placements. In connection with this offering, we are offering each of our eight debenture holders the option to purchase shares for the outstanding principal amount of the debentures (excluding interest) at the offering price of $5.00 per share. We anticipate a total of 395,000 shares will be sold to these debenture holders in exchange for $1.975 million in debentures.

Gaiam is party to a credit agreements with Norwest Bank, which extends through December 31, 2001, and with BT Alex. Brown Inc. The credit agreements permit borrowings of up to $4 million. Borrowings under the Norwest credit agreement bear interest at the prime rate plus 1%, and borrowings under the BT Alex. Brown credit agreement bear interest at the call money rate plus 3/4%. The credit agreements are secured by a pledge of all of Gaiam's assets. The Norwest credit agreements contain various financial covenants and also prohibit Gaiam from paying dividends to its shareholders, except that dividends by Living Arts are permitted for 1998 taxes on minority interests. Mr. Rysavy guarantees the Norwest credit agreement.

Gaiam's operating activities used net cash of $2.7 million and $1.3 million during 1996 and 1997, respectively, and provided $759,205 of net cash in 1998. The use of cash in 1996 and 1997 was primarily attributable to increases in inventories and prepaid costs associated with the increased sales volumes. Net cash provided during 1998 was primarily a result of Gaiam's net income.

Gaiam's investing activities generated cash of $738,755 and $3.6 million during 1996 and 1997, respectively, and used cash of $1.1 million during 1998. In 1996 and 1997, the cash generated from investing activities resulted primarily from sales of marketable securities and property and equipment. During 1998, Gaiam used cash to purchase a majority interest in Living Arts.

Gaiam's financing activities generated $1.9 million in net cash during 1996, primarily from borrowings, which were partially repaid during 1997, resulting in a use of cash of $1.1 million. During 1998, Gaiam's financing activities generated $175,300, which resulted from the private placement of shares and debentures, net of the reduction in other outstanding debt.

During 1999, Gaiam anticipates that it will make capital expenditures of approximately $1.3 million primarily for Gaiam's continuing development of e-commerce.

We believe that the proceeds of this offering, together with our available cash, cash expected to be generated from our operations and borrowings under our bank credit agreement, will be sufficient to fund our operations as described in this prospectus. However, our projected cash needs may change as a result of acquisitions, unforeseen operational difficulties or other factors.

Year 2000

The year 2000 issue relates to computer programs and systems that recognize dates using two digit year data rather than four digit year data. As a result, such programs and systems may fail or provide incorrect information when using dates after December 31, 1999. If the year 2000 issue were to cause disruptions to Gaiam`s internal information technology systems or to the information technology systems of entities with which Gaiam has commercial relationships, material adverse effects to Gaiam's operations could result.

Gaiam's internal computer programs and operating systems consist of programs and systems relating to virtually all segments of Gaiam's business, including merchandising, customer database management and marketing, order-processing, fulfillment, inventory management, customer service and financial reporting. These programs and systems are primarily comprised of:

   . "Front-end" systems. These systems automate and manage business functions such as order-taking and order-processing, inventory management and financial reporting.

   . Warehouse management systems. These systems manage and automate fulfillment operations of Gaiam's companies. Currently Gaiam's internal warehouse management system is integrated with its internal front-end system.

   . Customer database management systems. These systems facilitate the storage of customer data for each Gaiam business. Each Gaiam customer database management system is integrated with Gaiam's existing front-end system.

   . Telecommunications systems. These systems enable Gaiam's companies to manage their order-taking and customer service functions.

   . Office automation systems, personal computers and local area networks. These systems are used for word processing and other administrative tasks at individual Gaiam companies and at Gaiam's central office.

   . Voicemail systems. These systems are used for receiving and storing messages to employees at individual Gaiam companies and at Gaiam's central office.

   . Ancillary services systems. These include such systems as heating, ventilation and air conditioning control systems and security systems.

To assess the potential impact of the year 2000 issue, Gaiam has completed reviews of its internal front-end systems, its internal warehouse management systems, its customer database management systems, its internal telecommunications systems and its personal computers and local area networks. These reviews were completed by Gaiam's existing workforce at no identifiable incremental cost. Based upon these reviews, Gaiam believes that these systems and equipment will operate correctly when processing data that include dates after December 31, 1999. See "Our Business -- Management Information Systems."

The computer programs and operating systems used by entities with whom Gaiam has commercial relationships also pose potential problems relating to the year 2000 issue, which may affect Gaiam's operations in a variety of ways. These risks are more difficult to assess than those posed by internal programs and systems, and Gaiam has not yet completed the process of assessing them. Gaiam believes that the programs and operating systems used by entities with which it has commercial relationships generally fall into two categories:

   . First, Gaiam relies on communication and data processing programs and systems used by organizations such as the United States Postal Service, UPS, telephone companies and banks. Services provided by such entities affect almost all facets of Gaiam's operations, including processing of orders, printing and mailing of catalogs, shipping of goods and certain financial services (e.g., credit card processing). Programs and services in this category generally are not specific to Gaiam's business, and disruptions in their availability would likely have a negative impact on Gaiam, as well as most other enterprises within the direct marketing industry and on many enterprises outside the direct marketing industry. Gaiam believes that the most serious potential disruptions to its operations stemming from the year 2000 issue relate to programs and systems in this category. Gaiam intends to include an evaluation of such potential disruptions in its assessment of the programs and systems of the entities with which it has commercial relationships.

   . Second, Gaiam purchases goods from over 150 vendors (none of which accounted for more than 10% of aggregate purchases for 1998). Each of these vendors and service providers are dependent on programs and systems that could be disrupted by year 2000 problems. Year 2000 risks relating to programs and systems used by product vendors are well diversified because we use a large number of vendors. Gaiam has assessed the risks posed by the programs and systems used by entities who provide front-end and warehouse management services and determined that such risks do not require remediation. Gaiam has received or intends to seek assurances of year 2000 compliance from each product vendor that accounts for more than approximately 1% of the aggregate purchases by Gaiam on an annual basis and from other significant vendors and service providers.

Gaiam expects to complete its assessment of the programs and systems of the entities with which it has commercial relationships and the identification of potential problems by the end of the third quarter of fiscal 1999. Once such identification has been completed, Gaiam intends to resolve any potential problems identified by communicating further with the relevant vendors and providers, by working internally to identify alternative sourcing and by formulating contingency plans. Gaiam expects the resolution of these issues to be an ongoing process until all year 2000 problems are satisfactorily resolved.

                                 OUR BUSINESS

Gaiam

Gaiam is a provider of goods, services and information to customers who value the environment, a sustainable economy, healthy lifestyles and personal development.

Under the flagship brands Gaiam and Gaiam.com, we are using specific brands to target related but distinct market segments. We use the Harmony, Living Arts, and InnerBalance brands to offer our products through the consumer direct marketing channel, using catalogs and the Internet, and through business-to-business relationships. Gaiam has approximately 800,000 unique individual customers in addition to leading retailers such as Target, Borders and Amazon.com.

We strive to serve consumers who place a high value on promoting healthy living and personal development, contributing to the sustainability of the Earth's natural resources and purchasing decisions that enhance the quality of the Earth's environment. In our view, these consumers are increasingly making purchasing decisions for goods and services based on these values, in addition to the traditional criteria of price and performance. We believe that these consumers, whom we refer to as "cultural creatives," are growing in number as evidenced by the growth of our customer base. Our number of unique individual customers increased from 300,000 at the end of 1996, to 685,000 at the end of 1998 and to 800,000 at June 30, 1999. Cultural creatives are affluent and well-educated consumers, with a median age of 42, a 60/40 women-to-men ratio and an average annual income of $52,000.

Our Industry

We named the industry we serve "Lohas" -- an acronym for Lifestyles Of Health And Sustainability. We divide the Lohas industry into five segments that shape this market:

     Sustainable Economy. This segment includes environmental management services and solutions, renewable energy, energy conservation products and services, sustainable manufacturing processes, recycling and goods made from recycled materials.

     Healthy Living. This segment includes food supplements, vitamins and minerals, natural and organic foods and natural and personal body care.

     Alternative Healthcare. This segment includes natural health and wellness solutions, information, products and services, including alternative, noninvasive treatments, massage, chiropractic, acupuncture, acupressure, biofeedback and aromatherapy.

     Personal Development. This segment includes experiences and solutions concerning mind-body-spirit fitness, meditation, relaxation, spirituality, ancient religions, esoteric sciences and realizing human potential.

     Ecological Lifestyles. This segment includes environment friendly solutions, natural untreated fiber products and eco-tourism.

We believe that we are the first company to recognize that these market segments share a common customer base and should be viewed collectively as one industry. Based on market research data, we believe that this industry will approach $200 billion in annual sales in the United States and $500 billion in annual sales worldwide by the year 2000. We believe that, by serving all of these segments, we can benefit our customers by providing them with a larger array of choices, the convenience of one-stop shopping and access to a community of shared values.

The Internet

Although our historical sales have been predominantly through catalogs and retailers, we are shifting our sales to the Internet and making the Internet our primary channel of distribution. According to Jupiter Communications, an independent media research firm, the number of U.S. households using e-mail, the Internet or a consumer online service will grow from an estimated 15.2 million households in 1996 to 57 million households representing over 50% of all U.S. households by the year 2002. Furthermore, the number of U.S. households making at least one online purchase is expected to grow from approximately 10 million at the end of 1998 to 36 million at the end of 2002.

We believe that our business is particularly well suited to Internet commerce. Many of our products are not widely found in conventional stores. In addition, the use of many of our products is enhanced by extensive product education and information that we will make available online. The online environment has virtually unlimited shelf space, the capacity to present vast amounts of consumer information, and offers consumers the convenience of shopping online. Our existing 800,000 loyal customers and our exceptional fulfillment and customer service operations represent a distinct advantage for expanding our online business.

Gaiam intends to become an authoritative and reliable source of data and information for consumers.

Our History

Gaiam was founded in Boulder, Colorado. In 1995, we began to expand our business nationally through the acquisition of the direct marketing business of Seventh Generation, Inc., a supplier of eco-friendly household products. This business became the base of our Harmony brand. In 1998, we acquired InnerBalance, a direct marketer of alternative health products and solutions, and a majority interest in

Living Arts, a producer and supplier of yoga and other mind-body-spirit informational videos and products.

Our name, Gaiam, is a fusion of the words "Gaia" and "I am." The concept of Gaia stems from an ancient philosophy that was based on the belief that the Earth is a living entity. On the Isle of Crete in ancient Greece 4,000 years ago, the Minoan civilization honored Gaia, mother Earth. This civilization valued education, art, science, recreation and the environment, and believed that the Earth was directly connected to their existence and daily life. The current Gaia concept is based upon the premise that all of Earth's living matter, air, oceans and land form an interconnected system which can be seen as a single entity with the ability to generate and support life.

Our Core Values

Gaiam's approach to business is based on its core values:

     We value the environment and view all resources as precious assets.

     We emphasize integrity in all our relationships.

     Living our beliefs is more than just the right thing to do; it is the only path to take.

     We believe we can motivate every person to make a positive difference in their lives and in our world by the simple choices they make every day.

Our Brand

Gaiam plans to use its brand name to establish itself as the leading authority and information resource in the Lohas industry. Under the Gaiam and Gaiam.com umbrella brands, we use our Harmony, InnerBalance, and Living Arts brands to target the industry's market segments. These specific market segment brands share the following characteristics: high-quality merchandise offerings; an affluent customer base; a strong brand identity; and enhancement of use through extensive product education and information. The chart below illustrates the market segment and examples of products offered under each of our brands.

                          [LOGO OF GAIAM APPEARS HERE]

                             [CHART APPEARS HERE]

Our Competitive Strengths

We believe the following factors have contributed to our growth and success:

 .    Focus On Growing Market Segment

Gaiam targets the market segment of cultural creatives. A study published in American Demographics in 1997/2/ coined the term "cultural creatives." This group had grown to 50 million by 1998 and is the main source of Lohas industry growth. Based on our own statistical sampling, we believe that the majority of our 800,000 customers are cultural creatives. Gaiam believes that cultural creatives are the driving force behind the Lohas industry. We believe annual sales of the Lohas industry will approach $200 billion in the United States and $500 billion worldwide by 2000.

Gaiam believes that the affluence and time-constrained lifestyles of cultural creatives increase the likelihood that they will respond to the convenience, efficiency and individuality offered by home shopping tailored for them by Gaiam. Gaiam believes that its appealing customer demographics contribute significantly to its high average order value in excess of $90 for the year ended December 31, 1998, as compared to the direct marketing industry average of less than $45.

 .    Experienced Executive Team

We have an experienced team of corporate managers. Our founder and Chief Executive Officer, Jirka Rysavy, was the founder and Chief Executive Officer of Corporate Express, Inc. With Mr. Rysavy as Chairman and Chief Executive Officer, Corporate Express grew from $30 million in annual revenues to over $3 billion in a five year period and completed a number of strategic acquisitions. Our President and Chief Operating Officer, Lynn Powers, has over 15 years of senior management experience in the retail industry as a Senior Vice President of Merchandising, Marketing and Strategic Planning. Our Chief Information Officer, Pavel Bouska, was a member of the founding team and an officer of Corporate Express for over 10 years, serving in various positions, including Chief Information Officer and Vice President of Information Systems. Our executive team also shares a strong desire to effect positive change on the planet. Each joined Gaiam to combine their business acumen with their passion for making a difference.

 .    Distinctive, Branded Products

Gaiam offers high-quality information, products and services under the Harmony, InnerBalance and Living Arts brand names. These products appeal to Gaiam's well-educated and affluent customers and

______________________

/2/ Authored by Paul Ray, who has since agreed to join our board of directors.

are not widely available in conventional stores. These products are designed to enhance customers' lifestyles and experiences and provide healthy, natural solutions while being eco-friendly and promoting a sustainable economy. Gaiam devotes substantial resources to the development, design, testing and sourcing of products that are consistent with and enhance the image of Gaiam's brands.

 .    Exceptional Customer Service

Gaiam maintains a customer-focused approach at all stages of its business to build long-term customer relationships based on loyalty and trust. For example, over 95% of in-stock orders are shipped within 24 hours from receipt of the order. While prompt shipping may result in higher costs, Gaiam believes that it enhances customer satisfaction and loyalty. According to Jupiter Communications, 90% of online customers prefer human interaction when they require customer service. Our in-house customer service department includes product specialists, who have in-depth product knowledge and assist customers in selecting products and solutions that meet their needs, design, price and style criteria. Gaiam also enhances its customer service through initiatives such as extensive training of customer service representatives and unconditional return guarantees. We believe that, by offering exceptional customer service, we encourage repeat purchases by our customers, we enhance our brand identity and reputation and we build stronger relationships with our customers.

 .    Established Infrastructure

Gaiam has made substantial investments in its physical facilities, technology and information systems. In 1996, we established our fulfillment center in Cincinnati, Ohio, a 64,000 square foot facility that is strategically located in the population center of gravity of the United States. In the same year, we installed our supply chain management information system to support virtually all segments of our business, including merchandising, customer database management and marketing, order processing, fulfillment, inventory management, customer service and financial reporting. In addition to allowing us to provide an exceptional level of service to our customers today, this investment reduces our costs and provides us with a platform for future growth. This existing infrastructure has also allowed us to integrate acquired businesses in an efficient and cost-effective manner. Our existing infrastructure also gives us an advantage over start up e-commerce companies, many of which will need to devote substantial resources to the development of these capabilities.

 .    Our Operating Model

Our business structure is designed to enable each Gaiam brand to achieve individual sales growth, while realizing cost savings from the combined enterprise. The managers of our market segment brands retain responsibility for merchandising and creative presentation. Gaiam provides strategic direction, technology, financial resources and administrative services, as well as marketing, customer service, fulfillment, purchasing and sourcing.

Our Strategies

 .    Focus on our Online Presence

We are upgrading our website and technology systems to create a sophisticated, interactive commerce platform that will expand our product offerings and take advantage of the unique characteristics of online retailing. We are developing an online community of consumers who are concerned about personal and planetary health and want to use their purchase decisions to effect positive change. Our "make a difference" philosophy educates consumers about their own ability to effect positive change through purchases that will result in improvements to the environment and their well-being.

We believe that creating a large community of consumers of eco-friendly and natural products will permit us to utilize the collective buying power of these individual consumers to obtain and, in turn, offer Lohas products and services at lower prices than might otherwise be available. As we are able to lower prices in this manner, we expect to attract additional customers. Finally, we believe that the interactive environment fostered by the Internet will make possible customer-to-customer and customer-to-company communications that will increase the usefulness of our services to customers, provide valuable feedback to us, and help us and our customers establish a database of valuable information about environmental issues, natural health and personal development.

 .    Strengthen Our Brand

We plan to establish the Gaiam name as the leading authority in the Lohas industry. Gaiam will focus on the needs of cultural creatives by creating an online environment that solves everyday problems quickly in those areas of life most important to them, including natural health solutions, eco-friendly alternatives and personal development. The customer's experience with Gaiam will center on solving these problems in one destination through an interactive community, access to experts, reliable information, practical online tools and Lohas commerce opportunities. Gaiam and Gaiam.com will also function as the umbrella brands for Harmony, InnerBalance and Living Arts, and any additional brands we may acquire or develop. We plan to strengthen these brands by increasing marketing efforts, strengthening relationships with established retailers and e-tailers and increasing the breadth of our informational offerings, while maintaining our high level of customer service.

 .    Pursue Strategic Acquisitions

Because our industry is highly fragmented with no market leaders, we believe that significant acquisition opportunities exist and that our operating model positions us as an attractive partner. We will consider strategic acquisitions that satisfy our focused criteria, including high-quality offerings in the Lohas market, strong brand identity, a talented and entrepreneurial management team, high average transaction value, and substantial potential for improved profitability through shared data bases.

 .    Offer Quality, Convenience and Selection

We intend to make purchasing quality, natural and healthy lifestyle products from us more convenient than shopping in a physical store. We are open 24 hours a day, and shopping for our products does not require a trip to a store. We ship products directly to the customer's home or office. We believe that customers may buy more natural and healthy lifestyle products from us because they can get the information and advice they require, have more hours to shop, can act immediately on a purchase impulse and can locate products that may be hard-to-find. Because our "store" has unlimited reach, it can deliver a wide selection of natural and healthy lifestyle products to customers in rural or other locations that cannot support a large-scale Lohas products retail store.

 .    Develop Business-to-Business Opportunities

Gaiam is focusing on increasing its sales to other businesses that have a need for sustainable or natural and healthy lifestyle products and services. These businesses include hospitality companies, spas and resorts, health care providers as well as industrial companies. We believe that the Gaiam brands and product mix are well-suited to developing synergistic relationships with these industries. Currently, Gaiam supplies products to companies including Sheraton Hotels, Hilton Hotels and American Health Specialties, an alternative healthcare provider.

We believe that the expertise and knowledge we have and can develop in the Lohas industry will make Gaiam the information source of choice for businesses that wish to service the Lohas market. As a result, we believe that we can build a successful consulting and "green audit" business.

Product Brands

While the product offerings of each Gaiam brand are different, reflecting the needs of the different Lohas market segments, the underlying strategies are the same:

          . Offer the highest quality branded products and information. Products and information, often created or developed exclusively by or for Gaiam, are the leaders in their respective market segments. We continue to incorporate innovations that add value and differentiate our brands from the competition.

          . Develop product and information offerings consistent with Gaiam's mission. Our product and information mix is unique and is intended to communicate and demonstrate that Gaiam is a reliable, authoritative source for the Lohas industry.

          . Establish key vendor partnerships to allow Gaiam to expand its mix of Lohas products. Extensive research is completed on any vendor before a relationship is formed. As part of our philosophy, we seek to deal directly with our vendors and to avoid intermediaries.

          . Create distinctive visual presentations for each brand. Gaiam believes that presenting merchandise in attractive and creative settings is critical to reinforcing brand identity and to stimulating interest in our products and information. Most of this merchandising is handled in-house to enable Gaiam's creative team to control the process as much as possible.

The merchandising and creative functions of Gaiam are presently organized as three strategic brands: Harmony targets the industry's Sustainable Economy and Ecological Lifestyles market segments, Living Arts targets the industry's Personal Development market segment, and InnerBalance targets the industry's Alternative Healthcare and Healthy Living market segments. Common logistics, information systems, finance, legal, human resources and general administrative functions support the entire organization. Gaiam is centralized with most corporate functions located at our administrative headquarters in Boulder County, Colorado and most inventory storage and fulfillment for our brands located at our Cincinnati, Ohio fulfillment center.

Harmony

Harmony focuses on a broad spectrum of household products, that offer eco-friendly options for the product categories found in mainstream supermarkets and department stores.

Harmony buyers travel the world to source new products for our customers. We participate directly with manufacturers to develop a "best of all worlds" version to earn the Harmony label. We work with our vendors to ensure that every component of production --- sourcing the ingredients, the processes utilized and packaging materials --- are all eco-friendly and responsible. We submit all products to a rigorous testing and approval process for both efficacy and safety. Aside from this extensive internal scrutiny, we also send out items to independent labs for additional testing and approval. Naturally, we use no animals in our testing process.

Our merchandising department remains committed to the ongoing expansion of Harmony's exclusive lines to pioneer conscious alternatives for everyday household products.

Because of the uniqueness of our products, Harmony has been featured in editorial articles in the Wall Street Journal, USA Today, The Los Angeles Times, Elle and Vogue.

Some of our Harmony customers have made automatic reorder arrangements whereby Harmony regularly ships products in bulk on specific dates. Popular automatic reorder products include paper towels, bathroom tissue and cleaning supplies.

[Harmony graphics appears here and includes the following text]

       [Sustainable Economy                     Ecologoical Lifestyles

        Energy-Efficient Lights                 Natural Fiber Clothing
         (20,000 hour bulbs, fluorescents)      (Hemp, Green/Organic Cotton)
        Energy-Efficient Appliances             Home Furnishings (Natural Fiber,
        Recycled Paper Products                 Sustainably Harvested &
                                                Reclaimed Woods)
SOLAR   Recycled Plastic Products               Natural Bed & Bath Products
PATH    (Radios, Lights, Security System)       (Hemp, Green/Organic Cotton
LIGHT                                           & Jute - Beds, Sheets, Pillows,
        Recycling & Composting Products         Comforters, Blankets, Towels,
                                                Shower Curtains & Rugs)
        Recycled Plastic Products (Clothes
          Hammocks, Blankets, Throws)           Non-Toxic Cleaning Supplies
        Battery Recharger &                     Non-Toxic Laundry Products
          Rechargeable Batteries                Natural Pest Repellents
        Energy-Efficient Laundry Products
                                                Outdoor/Garden Supplies
        Conservation Information
          & Products]

Living Arts

In September 1998, we acquired a majority interest in Living Arts. Living Arts is a producer and supplier of videos and accessories aimed at the Personal Development market segment.

Living Arts produces high quality mind-body-spirit fitness videos. All videos are recorded on film or digital formats. Living Arts pioneered the 30-minute fitness video for under $10.00, which has set the standard for the trade.

Living Arts markets its own video and audio tapes, as well as licensed video titles, for sale to mass merchandisers, department stores, sporting goods stores, and online retailers. Living Arts sells to companies such as Target, Price-Costco, K-Mart, Sam's Club, Borders, Blockbuster, Amazon.com, Wild Oats Markets and Whole Foods Market as well as abroad in Germany, Italy, Switzerland and Australia.

Living Arts also sells directly to consumers through direct marketing efforts including catalog, e-commerce and direct magazine advertising.

Living Arts partners with leading authorities in the mind-body-spirit arena such as renowned yoga teachers and publications such as Yoga Journal to create content.

[Livingarts graphic appears here and the following text]

                       [Personal Development

                        Meditation
                        Yoga
                        Tai Chi
YOGA PROPS              Qi Gong
& CLOTHING              Relaxation
                        Stress Reduction

                        (Information, Video, Audio, DVD, Clothing,
                           Accessories, Books)]


InnerBalance

InnerBalance offers a wide selection of alternative health products and solutions focused on enhancing the quality of life. Its principal products include air and water filters, fitness accessories, herbal supplements and home spa accessories aimed at the Alternative Healthcare and Healthy Living market segments. According to a Journal of the American Medical Association study, 83 million Americans tried alternative health procedures in 1997, for a total of 629 million visits to practitioners.

At this time, we generate the majority of InnerBalance sales through our catalog and other direct sales efforts. However, we intend to make the Internet the primary channel of distribution. According to Cyber Dialogue, over 22 million U.S. adults searched for health information on the Internet for the year ended December 1998, and this number is estimated to increase by 50% during the next year, to a total of 33 million.

[InnerBalance graphic appears here and the following text]

               [Alternative Healthcare          Healthy Living

                Water & Air Filters             Personal Care Products
                Massage Therapy                  (Natural Body Products,
                Allergy Solutions               Oral Hygiene, Hair Care)
                Light Therapy                   Natural Supplements
                Magnetic Therapy                Nutritional Products
SOY MILK MAKER  Aromatherapy Products &          & Information
                 Information                    Natural Beauty Products
                Sound Therapy
                Fitness Products & Information
                Back Care
                Natural Pain Relief
                Detox Products & Information]


Our Channels of Distribution

We offer our products through two primary distribution channels consisting of direct marketing (catalogs, the Internet and consumer advertising) and business-to-business.

Direct marketing

We devote significant resources to ensuring that 95% of in-stock orders are shipped within 24 hours after receipt of the order, unusual in the e-commerce world. While this practice may result in higher costs, we believe that it enhances customer satisfaction and loyalty. Our in-house customer service department includes product specialists who have in-depth product knowledge and assist customers in selecting products and solutions that meet their needs, design, price and style criteria. We also enhance our customer service through initiatives such as extensive training of customer service representatives, toll-free telephone ordering and unconditional return guarantees. By offering exceptional customer service experiences, we believe that we encourage repeat purchases and enhance brand identity, as well as our reputation for integrity.

Business-to-Business

Gaiam markets certain products, principally videos featuring yoga and fitness, to national and regional mass merchandisers, department stores, sporting goods stores, bookstores, natural foods stores and online retailers. We are in the process of expanding our range of products sold in the retail market, as well as implementing branded "store-within-a-store" facilities, in which we will offer customers a number of exclusive items.

Gaiam is in the process of significantly increasing its sales to other businesses that have a need for eco-friendly products and services, or natural and healthy lifestyle products. We believe that the Gaiam brands and product mix are suited to developing synergistic relationships with other businesses.

By offering both a direct marketing and business-to-business approach to distribution, we are maximizing our ability to reach our core customers as well as enhancing our brand.

Our Customer Service

Gaiam stands behind its 100% Money Back Guarantee. Customers may return products any time for any reason and receive a full refund of the purchase price. We believe that this guarantee, coupled with the quality of our customer service personnel translates into greater customer loyalty and repeat sales. Referral generated business is becoming an important driver of Gaiam's growth.

Our customer service staff accepts orders, product questions and other customer service requests, 365 days per year via our dedicated toll free telephone numbers, fax, mail and e-mail. Our sales representatives verify purchasing history, order status, delivery dates, returns processing and account credits. Our fully integrated computer system allows real time verification of in-stock positions, credit card authorizations, stock moves and transfers. All printed materials are available to customers upon request, and questions from customers are answered within 24 hours. Merchandise is delivered to customers through the U.S. Postal Service, United Parcel Service and other common carriers.

Our staff is trained to "think for the benefit of the customer" and help them choose among the best possible solutions. Our representatives, as part of our extensive training program, test products and share their experiences with customers. This feedback assures product quality throughout the organization. Our service representatives have access to samples of all Gaiam products, as well as complete databases of specifications about these products. Many of our representatives purchase our products and information and can speak to customers about their personal experiences with them, which makes for a highly personalized customer service experience. Several representatives also have personal 800 numbers so customers can call them directly and receive tailored assistance with their requests. Dedicated product specialists assist our sales representatives with technical questions and supplemental research by compiling product-specific information packets accessible on Gaiam's company-wide e-mail server.

Our customer service staff members receive hourly wages and commissions. Our top performers are rewarded with incentive packages including trips and bonuses. Because of our mission and our recognition programs, we believe that we attract and retain a loyal and highly qualified customer service staff.

Gaiam also maintains an extensive research library stocked with books, videos and audio tapes for its employees' use. Customer service representatives are encouraged to watch videos and research products so that they can respond to our customers' questions.

We maintain a toll-free customer service telephone number, separate from the telephone number for merchandise orders, to handle inquires relating to matters such as order status, scheduled delivery dates and product inquiries. Returns are processed using the same customer service standards that Gaiam applies throughout its operations and are closely monitored to determine whether any product quality issues exist. Returned merchandise is promptly inspected and recycled to inventory unless damaged or worn.

Purchasing and Inventory Management

We strive to develop long-term and close working relationships with certain vendors, which we believe increases the quality and selection of merchandise available to us and enables us to develop products which are not readily available from other sources. Gaiam uses an automated inventory management system to maximize fulfillment and to reach the proper balance between inventory turn and optimal in-stock positions. Both inventory turn and in-stock rates carry associated benefits and costs to a fulfillment operation. High in-stock rates have a positive impact on sales and customer satisfaction, but carry the potential risk of excess inventory and obsolescence. Gaiam utilizes historical sales results, manufacturing and delivery lead times, volume discounts, the experience of its employees and other related factors in an integrated analysis model to determine optimum inventory levels.

Liquidations, sales of overstocks and end-of-season merchandise is disposed of primarily through an outlet store, located in Boulder, Colorado, sales inserts and website offerings. Cost recovery efforts for excess inventory are continually monitored, and balance sheet reserves are adjusted accordingly.

Our Website

Our website provides online purchasing capability for many products that we offer. Following placement of an order, the customer will receive an e-mail order confirmation that will summarize the purchase, the total amount of sale and any shipping information including the anticipated delivery date. We are currently in the process of enhancing our website for the convenience of our customers.

The following forms of online customer service will be available:

     .    Visitors will be able to search for answers to their questions on our website. Answers to frequently asked customer inquiries might be searched by topic, product and category. Visitors will have access to their complete account information and will be able to update their personal information.

     .    Customers will be able to complete a form at our website or e-mail questions or concerns directly to our customer support staff. An inquiry will be acknowledged immediately, and we anticipate that a personalized response will be delivered within 24 hours via e-mail.

     .    We will provide 24-hour live customer service support through a toll-
     free telephone number. Our customer service representatives will have complete access to and familiarity with our website and applications. Visitors may modify their online preferences or profile through this channel, if necessary.

Our website will encourage visitors to register upon entering to receive a more personalized site experience. The registration process will consist of a short questionnaire that will gather information about the visitor's environmental concerns, product and service interests and standard contact information. Visitors will not be required to register in order to purchase products or experience our complete website.

After registering, a visitor will be invited to create a personal profile containing product information and content of particular interest to the visitor. Once registered, visitors will be able to check order status and account balances, make payments, see how their purchases have contributed to helping the environment and communicate with customer service to answer questions or resolve problems.

Future Acquisitions

We intend to continue to pursue attractive strategic acquisitions that meet our strict criteria, and fit into the Gaiam objectives of shaping and leading the Lohas industry. Gaiam continuously monitors acquisition opportunities. Gaiam generally allows the acquired company's management team to retain responsibility for critical front-end business functions such as merchandising, creative presentation and marketing, while consolidating operational functions under the Gaiam organization to realize economies of scale.

Information Technology

Gaiam uses supply chain management information systems to support virtually all segments of its business, including merchandising, customer database management and marketing, order-processing, fulfillment, inventory management, customer service and financial reporting. We believe that the ability to analyze information efficiently about our business, products and customers can improve performance, customer loyalty and service. We believe our current systems will accommodate at least two years of future growth.

We are implementing a real-time Internet commerce solution designed to completely automate its online sales and operations. The system offers dynamic personalization of merchandise offerings, order taking, payment and security, order management, warehousing and shipping, customer service, real-time inventory management and accounting as well as comprehensive marketing and operations reporting and analysis.

The back-end of this e-commerce system is optimized for high volume, real-time transaction processing utilizing Hewlett Packard's Precision Architecture RISC systems. The front-end is integrated into our website using e-commerce shopping paradigms and real-time interfaces to the back-end enterprise data. Online customers access their accounts, place orders and check order status utilizing the same back-end enterprise databases as our customer service representatives.

Gaiam operates enterprise-wide e-mail and voice-mail systems integrated into its internal operations, as well as customer and supplier communications. Our knowledge library databases are updated and accessed through enterprise-wide office automation tools.

Our Competitive Position

The markets for the products, information and services offered by Gaiam are highly fragmented and are characterized by thousands of small and often undercapitalized businesses. We believe that we compete on the basis of integrity, the distinctiveness, quality and performance of offerings, depth of knowledge and research, customer service, creative presentations and brand name recognition.

Gaiam believes that the primary competitive factors in e-commerce are brand recognition, site content, ease of use, price, fulfillment speed, customer support, reliability and integrity. Gaiam's success will depend heavily upon its ability to provide a compelling and satisfying shopping experience.

Our Intellectual Property

Gaiam, Gaiam.com, Harmony, InnerBalance and Living Arts and various product names are subject to trademark or pending trademark applications, of Gaiam or a Gaiam company in the United States. We also currently hold various web domain names relating to our brand, including "www.gaiam.com."

Our Employees

As of June 30, 1999, Gaiam and the Gaiam companies employed approximately 150 persons. None of our employees is covered by a collective bargaining agreement.

Our Facilities

Our principal executive offices are located in Boulder County, Colorado. Our main fulfillment center is located in the Cincinnati, Ohio area. This facility houses most of our fulfillment functions. We selected the Cincinnati site after considering the availability and cost of facilities and labor, proximity to major highways, air delivery hubs and support of local government of new businesses. We also believe that Cincinnati is ideal for providing the lowest cost shipping available from a single central point to a customer base that conforms to the overall U.S. population. Approximately 90% of all orders are filled and shipped from the Cincinnati facility. The balance is shipped directly from suppliers.

The following table sets forth certain information relating to our facilities, all of which are leased:

Location                     Size                 Use                                  Lease Expiration
--------                     ----                 ---                                  ----------------
Boulder County, CO           25,000 sq. ft.       Headquarters and customer service    October 2001

                                                  Outlet center                        January 2000

Cincinnati, OH               64,000 sq. ft.       Fulfillment center                   October 2000

Santa Monica, CA              5,000 sq. ft.       Creative staff offices               June 2000

We have options to renew our key leases. We believe our facilities are adequate to meet our current needs and that suitable additional facilities will be available for lease or purchase when and as we need.

Regulatory Matters

Our business is subject to a number of governmental regulations, including the Mail or Telephone Order Merchandise Rule and related regulations of the Federal Trade Commission. These regulations prohibit unfair methods of competition and unfair or deceptive acts or practices in connection with mail and telephone order sales and require sellers of mail and telephone order merchandise to conform to certain rules of conduct with respect to shipping dates and shipping delays. We are also subject to regulations of the U.S. Postal Service and various state and local consumer protection agencies relating to matters such as advertising, order solicitation, shipment deadlines and customer refunds and returns. In addition, merchandise imported by Gaiam is subject to import and customs duties and, in some cases, import quotas.

Gaiam's business could also be affected by regulations promulgated in the future. For example, there are a number of different bills under consideration by Congress and various state legislatures that would restrict disclosure of consumers' personal information, which may make it more difficult for Gaiam to generate additional names for its direct marketing, and restrict a company's right to send unsolicited electronic mail or printed materials. Although Gaiam believes it is generally in compliance with current laws and regulations and that such laws and regulations have not had a significant impact on our business to date, it is possible that existing or future regulatory requirements will impose a significant burden on us.

There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. Moreover, it may take years to determine whether and how existing laws such as those governing issues such as intellectual property ownership and infringement, privacy, libel, copyright, trade mark, trade secret, obscenity, personal privacy, taxation, regulation of professional services, regulation of medical devices and the regulation of the sale of other specified goods and services apply to the Internet and Internet advertising. The requirement that we comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our products, information and services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. The adoption of such laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our online stores or could otherwise materially adversely affect our business. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Further, several telecommunications carriers have requested the Federal Communications Commission ("FCC") to regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could materially adversely affect our business.

The Gaiam companies generally collect sales taxes only on sales to residents of the state in which Gaiam is headquartered, where orders are fulfilled or where Gaiam has a location, currently, California, Colorado and Ohio.

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from such activities.

Legal Proceedings

Gaiam is not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers And Directors

Our executive officers and directors, including directors who will join the board upon conclusion of this offering, their respective ages as of June 30, 1999 and their positions are as follows:


NAME                        AGE                     POSITION
------------                ---                 ----------------
Jirka Rysavy                45                  Founder, Chairman of the Board and Chief Executive Officer
Lynn Powers                 50                  President, Chief Operating Officer and Director
Pavel Bouska                45                  Executive Vice President and Chief Information Officer
Paul H. Ray                 60                  Director*

*Mr. Ray will join the board upon conclusion of this offering.

JIRKA RYSAVY - Founder, Chairman and Chief Executive Officer of Gaiam. He has been Chairman since Gaiam's inception and became the full-time Chief Executive Officer in December 1998. Mr. Rysavy is also Chairman Emeritus and a director of Corporate Express, Inc., a $4 billion corporate supplier of non-production goods. Mr. Rysavy founded Corporate Express in 1986 and until September 1998 was its Chairman and Chief Executive Officer. Previously he founded and served as Chairman and Chief Executive Officer of Crystal Market, a health food market, which in 1987 became the first store of Wild Oats Markets. Mr. Rysavy is also a director of Whole Foods Markets, Inc.

LYNN POWERS - President, Chief Operating Officer and a director of Gaiam since February 1996. From 1992 to 1996 she was Chief Executive Officer of La Scelta, an importer of natural fiber clothing products. Before that Ms. Powers was Senior Vice President Marketing/Strategic Development and Vice President Merchandising of Miller's Outpost, a specialty retailer which she helped grow from $25 million to $575 million in annual revenues.

PAVEL BOUSKA - Executive Vice President and Chief Information Officer since March 1999. He served as a director of Gaiam from 1991 until 1999. Prior to joining Gaiam, from June 1988 to March 1999, Mr. Bouska was an officer and one of the founding members of Corporate Express, serving in various positions, including Chief Information Officer and Vice President Information Systems, responsible for system development, information technology, operations, systems conversions and business consolidations. Prior to joining Corporate Express, he was project leader for Software Design & Management, a German software company subsequently acquired by Ernst & Young.

PAUL H. RAY - Will become a director of Gaiam at the conclusion of this offering. Mr. Ray has been Executive Vice President of American LIVES, Inc., a market research and opinion polling firm since November 1986. Prior to joining American LIVES, Mr. Ray was Chief of Policy Research on Energy Conservation at the Department of Energy, Mines and Resources of the Government of Canada from 1981 to 1983. From 1973 to 1981, Mr. Ray was Associate Professor of Urban Planning at the University of Michigan. Mr. Ray holds a BA, cum laude, in anthropology from Yale

University and a Ph.D. in sociology from the University of Michigan. He is the author of The Integral Culture Survey, which first identified and named the cultural creative subculture.

Each director serves for a one-year term. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of Gaiam.

Our Board of Directors currently has three vacancies, which may be filled by the Board of Directors. In addition to Mr. Ray, upon conclusion of this offering the Board of Directors intends to appoint two directors who are not officers or employees of Gaiam. To maintain Gaiam's listing on the Nasdaq National Market, we are required to add at least one director, in addition to Mr. Ray, who is not an officer or employee of Gaiam. If we do not make this addition within 90 days following this offering, our shares could be delisted from the Nasdaq National Market, which could have an adverse effect on the liquidity and price of the shares.

Committees of the Board of Directors

Gaiam intends to establish an Audit Committee within 90 days following this offering composed of at least two directors, which is required to maintain Gaiam's listing on the Nasdaq National Market. The majority of the members of the Audit Committee will not be employees of Gaiam. The Audit Committee will report to the Board regarding the appointment of the independent public accountants of Gaiam, the scope and fees of prospective annual audits and the results thereof, compliance with Gaiam's accounting and financial policies and management's procedures and policies relative to the adequacy of Gaiam's internal accounting controls. Following this offering we also intends to establish a Compensation Committee, which we expect to be comprised of non-employee directors.

Director Compensation

Currently, directors of Gaiam do not receive any compensation for their services as directors. Following consummation of this offering, Gaiam expects to establish a compensation plan for non-employee directors.

Limitation of Liability and Indemnification Matters

Gaiam's charter provides indemnity to its directors and officers to the extent permitted by Colorado law. The charter also includes provisions to eliminate the personal liability of its directors and officers to Gaiam and its shareholders to the fullest extent permitted by Colorado law. Under current law, such exculpation would cover an officer's or director's breaches of fiduciary duty, except for:

   . breaches of such person's duty of loyalty, . those instances where such person is found not to have acted in good faith,
   . those instances where such person received an improper personal benefit as the result of such breach, and
   .  acts in violation of the Colorado Business Corporation Act.

Gaiam's bylaws provide that Gaiam will indemnify its directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses.

Executive Compensation

The following table sets forth certain information regarding the compensation for the year ended December 31, 1998 of Gaiam's executive officers, Mr. Rysauy and Ms. Powers. Information is also included with respect to 1998 Compensation for two of Gaiam's Vice Presidents:

                          SUMMARY COMPENSATION TABLE


Name and Principal Position                                      Annual 1998                       All Other 1998
                                                                 Compensation                      Compensation
                                                                 ------------                      --------------

                                                               Salary              Bonus


Jirka Rysavy - Chairman and Chief Executive Officer            $      ----/1/      $     ---       $      ---/2/
Lynn Powers - President and Chief Operating Officer                  110,009             ---              ---/2/
Mark Lipien - Vice President Operations                               70,802          10,000              ---/2/
Linda West - Vice President Merchandising                             83,076          10,000              ---/2/

____________________
(1) Gaiam began compensating Mr. Rysavy in January 1999. His salary is currently $125,000.
(2) Until June 1, 1999, Gaiam did not make any restricted stock awards, grant any stock appreciation rights, make any long-term incentive plan payouts or grant any stock options.

Stock Plans

We recently adopted a long term incentive plan and an employee stock purchase plan. The incentive plan provides for the grant of stock options and similar stock based compensation. We have reserved a total of 1,600,000 shares for options and other grants under the incentive plan. Of that number, we have granted approximately 650,000 options, all at a price of $4.375 per share. The employee purchase plan will allow our employees to purchase shares at a 15% discount from market value, subject to restrictions. We have reserved a total of 500,000 shares under the employee purchase plan.

Employment Agreements

Gaiam does not have any employment agreements with any of its executive officers and does not typically enter into written employment agreements with any employees. However, upon joining Gaiam directors, officers and managers are required to sign a confidentiality agreement and, upon receiving a stock option grant, a two year non-compete agreement commencing with the date they leave Gaiam.

                             CERTAIN TRANSACTIONS

On October 1, 1998, Mr. Rysavy sold InnerBalance to Gaiam for a $531,000 note carrying interest at 8% per annum, due June 30, 2001. A portion of the note was repaid in 1998, and on January 1, 1999, Gaiam issued a $289,000 debenture to Mr. Rysavy for the balance. This debenture was repaid in full on June 30, 1999.

On December 7, 1998, Ms. Powers exercised warrants she received in 1996 to purchase 40,000 shares at $1.25 per share and also purchased $50,000 in debentures issued by Gaiam. The debenture bears interest at 8% per annum and may be prepaid at any time by Gaiam. In connection with this offering, Ms. Powers has the right to purchase shares for the outstanding principal amount of the debenture at the offering price of $5.00 per share. Accrued and unpaid interest will be paid in cash.

All sales of securities available for resale made by Gaiam in 1998 and 1999 were made to a company wholly owned by Mr. Rysavy at prevailing market prices based on NASDAQ quotations. See note 6 of the notes to consolidated financial statements.

Gaiam subleases its fulfillment center in Cincinnati, Ohio from a subsidiary of Corporate Express, Inc. at an annual rental rate of approximately $205,200, which we believe to be a market rate. Mr. Rysavy is a director of Corporate Express. The lease expires in October 2000.

Mr. Rysavy is a guarantor of Gaiam's line of credit with Norwest Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               OUR SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the class A and class B common stock of Gaiam by each of our shareholders who beneficially owned shares on June 30, 1999, and as adjusted to reflect the sale of the shares offered in this offering. Percentages are based on the 3,496,429 shares to be outstanding after the offering plus the 7,035,000 shares reserved for issuance upon conversion of class B common stock. The address for each person, except as otherwise provided, is 360 Interlocken Blvd., Broomfield, Colorado, 80021.

                                          Shares Beneficially Owned             Shares to be Beneficially Owned
                                         Prior to this Offering/11/             After this Offering/11//12/
                                         --------------------------             -------------------------------
Beneficial Owner                     Number of Shares/13/      Percent       Number of Shares/13/        Percent

Jirka Rysavy/1/                               8,000,000          93.8%                 8,100,000           77.0%
Lynn Powers/2/                                   40,000            .5%                    60,000             .6%
Pavel Bouska/3/                                  40,000            .5%                    60,000             .6%
James Argyropoulos/
  Argyropoulos Investor G.P./4/                 120,000           1.4%                   220,000            2.1%
Michael Gilliland/5/                             22,857            .3%                    42,857             .4%
Lennart Perlhagen/6/                             57,143            .7%                   107,143            1.0%
Mo Siegel/7/                                     17,143            .2%                    32,143             .3%
Herbert Simon/8/                                 57,143            .7%                   107,143            1.0%
Edward Snider/9/                                 57,143            .7%                   107,143            1.0%
Jeffrey Steiner/10/                             120,000           1.4%                   220,000            2.1%

All Executive Officers
and Directors                                 8,080,000          95.7%                 8,220,000           78.2%

/1/ Mr. Rysavy owns 7,035,000 shares of class B common stock, which constitute all of the issued and outstanding class B common stock and are convertible into an equal number of shares. Mr. Rysavy also owns 965,000 shares. Includes 100,000 shares Mr. Rysavy will purchase in this offering. See "Description of Capital Stock -- Shares" for a description of the voting rights of the class B common stock.
/2/  Includes 20,000 shares Ms. Powers will purchase in this offering.
/3/  Includes 20,000 shares Mr. Bouska will purchase in this offering
/4/ Mr. Argyropoulos is the general partner of Argyropoulos Investor G.P. He is the founder, and until 1989 was Chairman, of The Cherokee Group, and currently is the founder and Chairman of The Walking Company. His address is 9349 Oso Avenue, Chatsworth, California. Includes 100,000 shares Mr. Argyropoulos or his entities will purchase in this offering.

/5/  Mr. Gilliland is the founder, Chairman and Chief Executive Officer of Wild
         Oats Markets. Includes 20,000 shares he will purchase in this offering. /6/ Mr. Perlhagen is the founder and Chairman of CrossPharma AB; and currently
         Chairman of Meda Pharmaceuticals AB. Includes 50,000 shares he will purchase in this offering.
/7/  Mr. Siegel is co-founder and Chairman of Celestial Seasonings, Inc.
         Includes 15,000 shares he will purchase in this offering.
/8/  Mr. Simon is Chairman of Simon Property Group. Includes 50,000 shares he will purchase in this offering.
/9/  Mr. Snider is the founder and Chairman of Comcast Spectator. Includes
         50,000 shares he will purchase in this offering.
/10/ Mr. Steiner is the founder, Chairman and Chief Executive Officer of
         Fairchild Industries. His address is 110 East 59/th/ Street, New York, New York 10022. Includes 100,000 shares he will purchase in this offering.
/11/ Each shareholder possesses sole voting and investment power with respect to the shares listed, except as provided by applicable community property laws. In accordance with the rules of the Securities and Exchange Commission, each shareholder is deemed to beneficially own any shares obtainable upon the exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after June 30, 1999, or the conversion of convertible securities that are currently convertible or become convertible within 60 days after June 30, 1999. The inclusion in this table of shares listed as beneficially owned does not constitute an admission of beneficial ownership.
/12/ The number and percentage of shares owned after this offering assumes none of the listed shareholders will purchase additional shares in this offering, except as otherwise indicated.
/13/ The number of shares deemed outstanding includes shares outstanding as of June 30, 1999 and any shares obtainable through the conversion of class B common stock held by Mr. Rysavy. No options are exercisable within 60 days of the date of this prospectus. Ownership percentages based solely on the 1,496,429 shares outstanding prior to this offering are Mr. Rysavy (965,000 shares) 64.5%; Ms. Powers and Mr. Bouska, 2.7% each; Argyropoulos Investor G.P./Mr. Argyropoulos and Mr. Steiner, 8.0% each; Mr. Simon, Mr. Snider and Mr. Perlhagen, 3.8% each; Mr. Gilliland, 1.5%; and Mr. Siegel, 1.2%. Ownership percentages based solely on the 3,496,429 shares assumed to be outstanding after this offering are Mr. Rysavy (1,065,000 shares) 30.5%; Ms. Powers and Mr. Bouska, 1.7% each; Argyropoulos Investor G.P./Mr. Argyropoulos and Mr. Steiner, 6.3% each; Mr. Simon, Mr. Snider and Mr. Perlhagen, 3.1% each; Mr. Gilliland, 1.2%; and Mr. Siegel, 0.9%.


                         DESCRIPTION OF CAPITAL STOCK

General

After the filing of Gaiam's Amended and Restated Articles of Incorporation in connection with this offering, the authorized capital stock of Gaiam will consist of 92,965,000 shares, $.0001 par value per share, and 7,035,000 shares of class B common stock, $.0001 par value per share. As of June 30, 1999, there were 1,496,429 shares outstanding held by ten shareholders of record, options to purchase an aggregate of approximately 650,000 shares, a warrant to purchase 24,000 shares and 7,035,000 shares of class B common stock outstanding.

Although Gaiam believes the following summary description of Gaiam's shares, class B common stock, Amended and Restated Articles of Incorporation and Amended and Restated Bylaws covers all material provisions affecting the rights of holders of capital stock of Gaiam, this summary is not intended to be complete and is qualified by reference to the provisions of applicable law and to Gaiam's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, both of which are included as exhibits to the Registration Statement of which this prospectus is a part. See "Additional Information."

Shares

Each holder of shares is entitled to one vote for each share held on all matters submitted to a vote of shareholders. Each share of class B common stock is entitled to ten votes on all matters submitted to a vote of shareholders. There are no cumulative voting rights. All holders of shares and shares of class B common stock vote as a single group on all matters that are submitted to the shareholders for a vote. Accordingly, holders of a majority of the votes of the shares and shares of class B common stock entitled to vote in any election of directors may elect all of the directors who stand for election.

Shares and class B common stock are entitled to dividends, if any, as may be declared by the Board of Directors out of legally available funds, only if any other class of stock have also received dividends of an equal or greater amount. In the event of a liquidation, dissolution or winding up of Gaiam, the shares and shares of class B common stock would be entitled to share ratably in Gaiam's assets remaining after the payment of all of Gaiam's debts and other liabilities. Holders of shares and shares of class B common stock have no preemptive, subscription or redemption rights, and there are no redemption or sinking fund provisions applicable to the shares and class B common stock. The outstanding shares and shares of class B common stock are, and the shares offered by Gaiam in this offering will be, when issued and paid for, fully paid and non-assessable.

The class B common stock may not be transferred unless converted into class A shares, other than certain transfers to affiliates and family members. The shares of class B common stock are convertible one-for-one into class A shares, at the option of the holder of the shares of class B common stock.

The rights, preferences and privileges of holders of the shares and the class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Gaiam may authorize, designate and issue in the future.

Bylaws

The Bylaws provide, in accordance with Colorado law, that shareholders may take action without a shareholders' meeting, provided that all shareholders entitled to vote consent to do so in writing. The Bylaws also require advance notice of any proposal to be brought before an annual meeting of shareholders that relates to an amendment to the Articles of Incorporation, a merger, the sale of all or substantially all of Gaiam's assets, the dissolution of Gaiam, or any other matter for which a statement of purpose is required by the Colorado Business Corporation Act. These provisions could have the effect of delaying, deferring or preventing a change of control of Gaiam.

Transfer Agent and Registrar

The transfer agent and registrar for the shares is __________.

                        SHARES ELIGIBLE FOR FUTURE SALE

Sales of a substantial number of shares in the public market following this offering, or the perception that sales could occur, could adversely effect the prevailing market price for our shares. Furthermore, since no shares will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of a substantial number of shares in the public market after these restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

Upon the closing of this offering, based upon the number of shares outstanding as of June 30, 1999, there will be 3,496,429 shares and 7,035,000 shares of class B common stock outstanding. Of these shares, all 2,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless either such shares are purchased by "affiliates" of Gaiam as that term is defined in Ruled 144 under the Securities Act or the shares are purchased by holders who have entered into lock-up arrangements with the underwriters for this offering. See " --Lock-up Agreements" below. The remaining 1,496,429 shares and all 7,035,000 shares of class B common stock will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, or 144(k) under the Securities Act, which rules are summarized below.

Following this offering, we intend to file a registration statement under the Securities Act covering approximately 1,600,000 shares reserved for issuance under our incentive plan and approximately 500,000 shares reserved under our stock employee purchase plan, which would permit persons acquiring such shares (other than persons who have entered into the lock-up agreements referred to below) to sell such shares in the public market as the options vest. The registration statement covering these shares will become effective upon filing.

Securities Act Rules

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     . 1% of the then outstanding shares (approximately 35,000 shares immediately after this offering), or
     . the average weekly trading volume of the shares on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Lock-up Agreements

All of our directors, officers and existing shareholders (who in the aggregate hold 1,496,429 shares and shares of 7,035,000 class B common stock, and who will acquire an additional 495,000 shares in this offering) have signed lock-up agreements under which they agreed not to transfer or otherwise dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

  .    with the prior written consent of Tucker Anthony Cleary Gull;
  .    in the case of certain transfers to affiliates;
  .    as a bona fide gift; or
  .    to a trust.

Upon expiration of the lock-up period, 180 days after the date of this prospectus, 8,641,429 shares (including 7,035,000 shares of class B common stock) will be available for resale to the public in accordance with Rule 144, subject to the transfer restrictions described above.

In addition, Gaiam has agreed not to sell or otherwise dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, for a period of 180 days after the date of this prospectus, without the prior written consent of Tucker Anthony Cleary Gull, except that we may:

       . issue shares upon the exercise of outstanding options and grant options to purchase shares under our incentive plan;

       .    issue shares under our stock employee purchase plan; and

       . issue shares in connection with the acquisition of another company if the terms of such issuance provide that such shares shall not be resold prior to the expiration of the 180-day lock-up period described above.

Registration Rights

After our filing of the registration statement relating to this offering, we are required to file a registration statement covering approximately 451,429 shares held by existing shareholders. The holders may not request the filing of such registration statements until after July __, 2001. Gaiam generally is required to bear all of the expenses of such registration, except underwriting discounts and commissions.

                                  UNDERWRITING

The underwriting agreement, dated ____, 1999, provides that Gaiam has agreed to sell to each of the underwriters named below, and each of these underwriters has agreed to purchase from Gaiam, the respective number of shares set forth opposite their names below:

                                                      Number of
Underwriters:                                          Shares
Tucker Anthony Cleary Gull                            1,000,000
Adams, Harkness & Hill, Inc.                          1,000,000
                                                      ---------
  Total.............................................. 2,000,000

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an over-allotment option to buy up to an additional 300,000 shares from Gaiam to cover such sales. They may exercise that option for 30 days. If any of these optioned shares are purchased, the underwriters will purchase shares in approximately the same proportion as set forth in the table above.

The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares offered in this prospectus are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters must purchase and accept delivery of all the shares offered in this prospectus, other than those shares covered by the over-allotment option, if any are purchased.

The following table shows the underwriting fees to be paid to the underwriters by Gaiam in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                  No Exercise      Full Exercise
     Per share...............     $                $
     Total...................     $                $

Gaiam will pay offering expenses, estimated to be $______.

In connection with this offering, we are offering each of our debenture holders the option to purchase shares for the outstanding principal amount of the debentures (excluding interest) at the offering price of $5.00 per share. As a result, a total of 395,000 shares will be sold to the debenture holders, assuming that each of the debenture holders elects to purchase shares in this offering. In addition, we will offer Mr. Rysavy the opportunity to purchase 100,000 shares at the offering price of $5.00 per share.

If more requests for shares are received than Gaiam is offering, Gaiam and the underwriters intend to prioritize the allocation process so that Gaiam customers will be able to buy at least 50 shares. Our customers will receive a 10% discount from the initial public offering price set forth on the cover of this prospectus (a discount of $.50 per share, resulting in a purchase price of $4.50 per share) on the first 200 shares purchased per customer. Gaiam employees may also take advantage of the customer discount. Any shares not sold to customers and employees at the discounted price will be offered by the underwriters to the public at $5.00 per share. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $__ per share from the $5.00 initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $__ per share from the $5.00 initial public offering price.

An electronic final prospectus will be available on Gaiam's website, www.gaiam.com, and the underwriters' websites, www.tuckeranthony.com and www.ahh.com.

Gaiam, its directors, officers and existing shareholders have agreed with the underwriters not to dispose of any of their shares or securities convertible into or exercisable or exchangeable for shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Tucker Anthony Cleary Gull or in certain limited circumstances. Please see "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with this offering, the underwriters may purchase and sell the shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares. Short positions involve the sale by the underwriters of a greater number of shares than they are required to purchase from Gaiam in this offering. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may as a result be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and may, if commenced, be discontinued at any time.

Prior to this offering, there has been no public market for the shares. The initial public offering price will be $5.00 per share. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, are Gaiam's historical performance, estimates of Gaiam's business potential and earnings prospects, an assessment of Gaiam's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

We will apply to have the shares quoted for trading on the Nasdaq National Market under the symbol "GAIA."

We have agreed to indemnify the underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed on for Gaiam by Bartlit Beck Herman Palenchar & Scott, Denver, Colorado. Certain legal matters will be passed upon for the underwriters by Dorsey & Whitney LLP, Denver, Colorado.

                                    EXPERTS

Ernest & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Gaiam, Inc. at December 31, 1998 and 1997, and for the years then ended and the financial statements of Healing Arts Publishing, Inc. at September 30, 1998 and for the nine month period then ended, as set forth in their reports. The consolidated financial statements of Gaiam, Inc. at December 31, 1996 and for the year then ended have been audited by Wendell T. Walker and Associates, independent auditors as set forth in their report. We've included the financial statements and schedule of Gaiam, Inc. and the financial statements of Healing Arts Publishing, Inc. in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports and Wendell T. Walker and Associates' reports, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1, including various exhibits and schedules, under the Securities Act covering the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are intended to set forth the material information regarding these contracts agreements or other documents. These references, however, are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

You may read without charge and copy at prescribed rates all or any portion of Gaiam's registration statement or any reports, statements or other information Gaiam files at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Gaiam's Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (www.sec.gov).

After this offering, we intend to send to its shareholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

Gaiam, Inc.                                                                 Page
Report of Independent Auditors - Ernst & Young LLP........................   F-1
Independent Auditors' Report -Wendell T. Walker & Associates..............   F-2
Consolidated Financial Statements at December 31, 1998
     Consolidated Balance Sheets..........................................   F-3
     Consolidated Statements of Income....................................   F-4
     Consolidated Statements of Stockholders' Equity......................   F-5
     Consolidated Statements of Cash Flows................................   F-6
     Notes to Consolidated Financial Statements...........................   F-7

Unaudited Pro Forma Statement of Operations...............................  F-20

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Gaiam, Inc.

We have audited the accompanying consolidated balance sheets of Gaiam, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaiam, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Denver, Colorado
June 4, 1999,
except for Notes 1 and 11, as to
which the date is ________, 1999

The foregoing report is in the form that will be signed upon the effective date of the Company's registration of Class A Common Stock in a registration statement on Form S-1 and the concurrent 2.5 to 1 reverse stock split of the Company's common shares.


                                    /s/ ERNST & YOUNG LLP

Denver, Colorado
July ________, 1999

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Gaiam, Inc.

We have audited the accompanying balance sheet of Gaiam, Inc., and subsidiaries, as of December 31, 1996, and the related statements of Income and retained earnings, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gaiam, Inc., and subsidiaries, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                      /s/ WENDELL T. WALKER AND ASSOCIATES

Boulder, Colorado
September 12, 1997

                                  GAIAM, INC.
                          CONSOLIDATED BALANCE SHEETS



                                                                             December 31                       March 31
                                                                      1997                 1998                  1999
                                                               -------------------------------------------------------------
Assets                                                                                                       (Unaudited)
Current assets:
 Cash and cash equivalents                                              $1,611,793          $ 1,409,939          $   420,609
 Securities available-for-sale                                              38,333            1,633,905            1,374,555
 Accounts receivable, net of allowance for
  doubtful accounts of $31,000 in 1997
  and $67,915 in 1998                                                      111,424            2,579,927/a/            2,017,736
 Accounts receivable, other                                                109,957               13,995               18,345
 Note receivable                                                           154,391                9,351               85,401
 Inventory, less allowances                                              1,648,083            3,393,712            3,546,074
 Deferred advertising costs                                              1,028,680            1,757,845            1,798,283
 Prepaid assets                                                             76,894               68,367              233,636
 Other current assets                                                            -              215,469               21,109
                                                               -------------------------------------------------------------
Total current assets                                                     4,779,555           11,082,510            9,515,748

Property and equipment, net                                              1,096,888            1,079,694            1,021,218
Capitalized production costs, net                                                -              672,438              620,455
Video library, net                                                               -            3,543,764            3,483,329
Other assets                                                               108,124              298,106              350,248
                                                               -------------------------------------------------------------
Total assets                                                            $5,984,567          $16,676,512          $14,990,998
                                                               =============================================================

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                                       $2,152,739          $ 6,900,492          $ 4,436,542
 Accrued liabilities                                                       473,504            2,261,110            1,794,820
 Capital lease obligations, current                                         46,693               42,261               29,654
 Margin loan payable                                                     1,359,130              575,288              503,857
 Convertible debentures, related party                                           -              550,000              625,000
 Income taxes payable                                                      311,702              242,271              202,640
 Deferred tax liability                                                          -              592,566              553,791
                                                               -------------------------------------------------------------
Total current liabilities                                                4,343,768           11,163,988            8,146,304

Deferred tax liability                                                      24,113               59,809                    -
Capital lease obligations, long-term                                        42,275               25,588               18,467
Convertible debentures and other borrowings, related party                       -              273,051              273,052
Note payable, related party                                                                                          428,236
Line of credit                                                                   -                    -              950,000

Minority interest                                                                -            1,492,941            1,488,688

Stockholders' equity:
 Class A common stock, $.0001 par value,
  92,965,000 shares authorized, 1,005,000
  and 1,165,000 shares issued and
  outstanding at December 31 1997 and
  1998, respectively                                                           101                  117                  118
 Class B common stock, $.0001 par value,
  7,035,000 shares authorized, issued and
  outstanding at December 31  1997
  and in 1998                                                                  704                  704                  704
 Additional paid-in capital                                                133,833              377,634              452,633
 Accumulated other comprehensive income                                          -              983,126              827,075
 Retained earnings                                                       1,439,773            2,299,554            2,405,721
                                                               -------------------------------------------------------------
Total stockholders' equity                                               1,574,411            3,661,135            3,686,251
                                                               -------------------------------------------------------------
Total liabilities and stockholders' equity                              $5,984,567          $16,676,512          $14,990,998
                                                               =============================================================

                            See accompanying notes.

                                  GAIAM, INC.
                       CONSOLIDATED STATEMENTS OF INCOME



                                                          Years ended                                 Three months
                                                          December 31                                ended March 31
                                           1996             1997              1998               1998              1999
                                      --------------------------------------------------------------------------------------
                                                                                              (Unaudited)       (Unaudited)

Net revenue                              $14,800,993      $19,897,690        $30,738,540         $5,300,458       $9,495,011
Cost of goods sold                         6,762,500        8,462,151         13,173,536          2,288,279        3,855,660
                                      --------------------------------------------------------------------------------------
Gross profit                               8,038,493       11,435,539         17,565,004          3,012,179        5,639,351

Expenses:
 Selling and operating                     9,253,263       10,427,258         14,186,215          2,629,235        4,576,125
 Corporate, general and
  administration                           1,217,436        1,574,770          2,393,946            284,724          953,565
                                      --------------------------------------------------------------------------------------
Total expenses                            10,470,699       12,002,028         16,580,161          2,913,959        5,529,690
                                      --------------------------------------------------------------------------------------

Income (loss) from operations             (2,432,206)        (566,489)           984,843             98,220          109,661

Other income (expense):
 Realized gain on sale of securities
  and other                                3,094,390        1,820,034            696,992                  -          147,748
 Interest expense                           (110,549)        (236,699)          (308,501)           (59,619)         (95,126)
                                      --------------------------------------------------------------------------------------
Other income (expense), net                2,983,841        1,583,335            388,491            (59,619)          52,622
                                      --------------------------------------------------------------------------------------

Income before income taxes and
 minority interest                           551,635        1,016,846          1,373,334             38,601          162,283

Provision for income taxes                   211,935          362,534            251,955             14,154           60,369
Minority interest in net income
 (loss) of consolidated
 subsidiary, net of tax                            -                -            261,598                  -           (4,253)
                                      --------------------------------------------------------------------------------------
Net income                               $   339,700      $   654,312        $   859,781         $   24,447       $  106,167
                                      ======================================================================================

Net income per share:
 Basic                                         $0.04            $0.08              $0.11              $0.00            $0.01
 Diluted                                        0.04             0.08               0.11              $0.00            $0.01
Shares used in computing net income
 per share:
 Basic                                     8,040,000        8,040,000          8,072,877          8,040,000        8,214,857
 Diluted                                   8,040,000        8,040,000          8,118,791          8,040,000        8,394,468


                            See accompanying notes.

                                  GAIAM, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                                             Accumulated
                                                                                                Other
                                      Class A               Class B          Additional        Compre-
                                   Common Stock          Common Stock          Paid-in         hensive       Retained
                                  Shares    Amount      Shares    Amount       Capital         Income        Earnings      Total
                               -------------------     -----------------     ----------    --------------   ----------   ----------
Balance at January 1, 1996     1,005,000      $101     7,035,000    $704      $ 133,833    $            -   $  445,761   $  580,399

Net income                             -         -             -       -              -                 -      339,700      339,700
                               -------------------     -----------------    -----------    --------------   ----------   ----------

Balance at December 31 1996    1,005,000       101     7,035,000     704        133,833                 -      785,461      920,099

Net income                             -         -             -       -              -                 -      654,312      654,312
                               -------------------     -----------------    -----------    --------------   ----------   ----------

Balance at December 31, 1997   1,005,000       101     7,035,000     704        133,833                 -    1,439,773    1,574,411


Issuance of common stock         160,000        16             -       -        574,984                 -            -      575,000


Dividend to shareholder                -         -             -       -       (331,183)                -            -     (331,183)

Comprehensive income:
 Net income                            -         -             -       -              -                 -      859,781      859,781
 Other comprehensive income:
  Increase in fair market
   value of securities
   available for  sale, net of
   tax of $618,578                     -         -             -       -              -           983,126            -      983,126
                               -------------------     -----------------    -----------    --------------   ----------   ----------
Total comprehensive income                                                                                                1,842,907
                               -------------------     -----------------    -----------    --------------   ----------   ----------

Balance at December 31, 1998   1,165,000       117     7,035,000     704        377,634           983,126    2,299,554    3,661,135

Issuance of common stock          17,143         1             -       -         74,999                 -            -       75,000
 (unaudited)

Comprehensive income:
 Net income (unaudited)                -         -             -       -              -                 -      106,167      106,167
 Other comprehensive income:
  Reclassification adjustment
  for gains included
  in net income,
  net of tax benefit of
  $520,391(unaudited                   -         -             -       -              -          (156,051)           -     (156,051)
                               -------------------     -----------------    -----------    --------------   ----------   ----------
Total comprehensive loss
 (unaudited)                                                                                                                (49,884)
                               -------------------     -----------------    -----------    --------------   ----------   ----------

Balance at March 31, 1999      1,182,143      $118     7,035,000    $704      $ 452,633    $      827,075   $2,405,721   $3,686,251
                               ===================     =================    ===========    ==============   ==========   ==========

                            See accompanying notes.

                                  GAIAM, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                          Years ended                      Three months ended
                                                                          December 31                           March 31
                                                                1996          1997          1998           1998           1999
                                                          ------------------------------------------------------------------------
Operating activities                                                                                   (Unaudited)     (Unaudited)
Net income                                                  $   339,700   $   654,312   $   859,781      $   24,447    $   106,167
Adjustments to reconcile net income to net cash provided
 by (used in) operating activities:
  Depreciation                                                  265,151       241,985       240,431          46,723         73,141
  Amortization                                                    1,062         2,785        85,466               -         60,435
  Interest expense added to principal of margin loan                  -       175,562       116,158          23,541          7,411
  Minority interest in consolidated subsidiary                        -             -       261,598               -         (4,253)
  Provision for doubtful accounts                                     -             -       258,993               -              -
  Realized gains on sale of securities and property and
   equipment                                                 (3,621,047)   (1,902,802)     (691,137)              -         31,225
  Deferred tax expense                                           52,493        50,832         9,684               -        (98,584)
  Changes in operating assets and liabilities, net of
   effects from acquisitions:
     Accounts receivable                                         11,633       (62,317)   (1,905,275)       (167,011)       557,841
     Inventory                                                 (672,020)       (4,536)     (591,519)        (16,916)      (152,362)
     Deferred advertising costs                                (398,058)     (371,840)     (243,630)       (264,461)       (40,438)
     Capitalized production costs                                     -             -      (212,361)              -         51,983
     Prepaid assets                                              46,415       (55,982)        8,527          32,395       (165,269)
     Other assets                                                     -         1,839      (266,757)         (2,499)       142,218
     Accounts payable                                         1,620,973      (267,316)    2,569,358          37,552     (2,463,950)
     Accrued liabilities                                        (85,634)     (133,528)      329,672         (96,175)      (466,290)
     Income taxes payable                                      (261,762)      390,521       (69,784)       (297,946)      (195,682)
                                                          ------------------------------------------------------------------------
Net cash provided by (used in) operating activities          (2,701,094)   (1,280,485)      759,205        (680,350)    (2,556,407)

Investing activities
Purchase of property, equipment and other assets             (2,829,179)     (157,987)     (134,378)        (80,890)       (14,665)
Proceeds from the sale of property and equipment                      -     1,440,409        32,090          65,315              -
Proceeds from the sale of securities available-for-sale       3,800,000     1,931,250       477,500                        228,125
Payments for acquisitions, net of cash acquired                       -             -    (1,656,611)              -              -
Payments (borrowings) on notes receivable                      (232,066)      361,259       145,040          34,044        (76,050)
                                                          ------------------------------------------------------------------------
Net cash provided by (used in) investing activities             738,755     3,574,931    (1,136,359)         18,469        137,410

Financing activities
Principal payments on capital leases                                  -       (40,989)      (49,699)        (16,698)       (19,728)
Proceeds from sale of stock                                           -             -       575,000               -         75,000
Proceeds from convertible debt                                        -             -       549,999               -         75,000
Net proceeds from (payments on) borrowings, net               1,923,681    (1,021,875)     (900,000)              -      1,299,395
                                                          ------------------------------------------------------------------------
Net cash provided by (used in)  financing activities          1,923,681    (1,062,864)      175,300         (16,698)     1,429,667
                                                          ------------------------------------------------------------------------

Net change in cash and cash equivalents                         (38,658)    1,231,582      (201,854)       (678,579)      (989,330)
Cash and cash equivalents at beginning of year                  418,869       380,211     1,611,793       1,611,793      1,409,939
                                                          ------------------------------------------------------------------------
Cash and cash equivalents at end of year                    $   380,211   $ 1,611,793   $ 1,409,939      $  933,214        420,609
                                                          ========================================================================

Supplemental cash flow information
Interest paid                                               $   128,282   $   237,147   $   126,025               -              -
Income taxes paid                                               238,654                     312,100         312,100        100,000
Note receivable in connection with the sale of property
 and equipment                                                        -       154,391             -               -              -

                            See accompanying notes

                                  GAIAM, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to December 31, 1998 is unaudited.)


1. Summary of Significant Accounting Policies

Organization

Gaiam, Inc. (the "Company") was incorporated under the laws of the State of Colorado on July 7, 1988. The Company's primary business is providing information, goods, and services to customers who value the environment, a sustainable economy and healthy lifestyles.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its subsidiaries and partnerships in which ownership is 50% or greater and considered to be under the control of the Company. All material intercompany accounts and transaction balances have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents includes demand deposit accounts with financial institutions and all highly liquid investments with an original maturity of three months or less.

Securities Available-for-Sale

Securities available-for-sale consist of equity securities and are recorded at market value for 1998 (see Note 6). All unrealized gains or losses, net of tax, are recorded as a separate component of stockholders' equity.

Provision for Doubtful Accounts

The Company records a provision for doubtful accounts for all receivables not expected to be collected.

Interim Financial Statements

The consolidated results as of March 31, 1999, and for the three months ended March 31, 1998 and 1999 are unaudited, but included all adjustments (consisting only of normal recurring accruals) that the Company considers necessary for a fair presentation of its financial position as of such date and results of operations and cash flows for such period. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results for a full year.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


1. Summary of Significant Accounting Policies (continued)

Earnings Per Share

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (Statement No. 128). Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and conform to the Statement No. 128 requirements.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                               March 31,   March 31,
                                             1996        1997        1998        1998        1999
                                          --------------------------------------------------------------
Numerator for basic earnings per share    $  339,700  $  654,312  $  859,781  $   24,447  $  106,167

Effect of Dilutive Securities:
 8% convertible debentures                         -           -      19,234           -      10,104
                                          --------------------------------------------------------------

Numerator for diluted earnings per share  $  339,700  $  654,312  $  879,015  $   24,447  $  116,271
                                          ==============================================================

Denominator:
 Weighted average shares for basic
  earnings per share                       8,040,000   8,040,000   8,072,877   8,040,000   8,214,857

Effect of Dilutive Securities:
 Convertible debentures                            -           -      41,153           -     179,610
 Stock warrants                                    -           -       4,762           -           -
                                          --------------------------------------------------------------

Denominators for diluted earnings per
 share--adjusted weighted average
 shares and assumed conversion             8,040,000   8,040,000   8,118,791   8,040,000   8,394,467
                                          ==============================================================

Net income per share--basic               $     0.04  $     0.08  $     0.11  $     0.00  $     0.01
Net income per share--diluted             $     0.04  $     0.08  $     0.11  $     0.00  $     0.01

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


1. Summary of Significant Accounting Policies (continued)

In 1998, basic earnings per share data was computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share was adjusted for the assumed conversion of all potentially dilutive securities including warrants to purchase common stock. In 1997 and 1996, the computations do not reflect the warrants as there is no dilutive effect.

Inventory

Inventory, consisting of finished goods, net of valuation allowances of $79,016 and $198,744 at December 31, 1997 and 1998, is stated at the lower of cost (first-in, first-out method) or market.

Depreciation and Amortization

Depreciation of property and equipment, including amortization recorded under capital leases, is computed on the straight-line method over estimated useful lives of five to seven years for furniture and equipment and ten years for leasehold improvements.

Capitalized Production Costs

Capitalized production costs include costs incurred to produce instructional videos marketed by the Company to retail and direct-mail customers. These costs are deferred for financial reporting purposes until the videos are released, then amortized over succeeding periods on the basis of estimated sales. Historical sales statistics are the principal factor used in estimating the amortization rate. Accumulated amortization at December 31, 1998 was $927,331.

Long-Lived Assets

The carrying values of intangible and other long-lived assets are reviewed quarterly to determine if any impairment indicators are present. If it is determined that such indicators are present and the review indicates that the assets will not be recoverable, based on undiscounted estimated cash flows over the remaining amortization and depreciation period, their carrying values are reduced to estimated fair market value. Impairment indicators include, among other conditions, cash flow deficits, an historic or anticipated decline in revenue or operating profit, adverse legal or regulatory developments, accumulation of costs significantly in excess of amounts originally expected to acquire the asset and a material decrease in the fair value of some or all of the assets. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)



1. Summary of Significant Accounting Policies (continued)

Deferred Advertising Costs

Deferred costs primarily relate to preparation, printing and distribution of catalogs. Such costs are deferred for financial reporting purposes until the catalogs are distributed, then amortized over succeeding periods (not to exceed seven months) on the basis of estimated sales. Historical sales statistics are the principal factor used in estimating the amortization rate. Other advertising and promotional costs are expensed as incurred. Advertising costs incurred were $3,019,320, $4,866,223 and $7,121,648 for the years ended December 31, 1996, 1997, and 1998, respectively.

Revenues

The Company recognizes revenue at the time merchandise is shipped to the customer. Amounts billed to customers for postage and handling charges, which approximate $1.2 million for 1996, $1.7 million for 1997 and $2.2 million for 1998, are recognized as revenue at the time that the revenues on the product shipments are recognized. The company provides a reserve for expected future returns at the time the sale is recorded based upon historical experience.

The Company's sales are attributable mainly to sales within the U.S., with a very small percentage, less than 1% of sales, to international customers. No customer represented more than 10% of sales for either the years ended December 31, 1996, 1997 and 1998. The Company generally does not require collateral.

Realized gain on sale of securities and other for the year ended December 31, 1996 includes $782,053 of expenses relating to the May 1995 acquisition of the catalog sales division of Seventh Generation. The terms of the acquisition required the Company to enter into a licensing agreement for the use of the Seventh Generation name, an operating agreement and a supply agreement. The supply agreement required the Company to purchase a specified dollar amount of products at a specified markup. The Company also incurred costs related to the abandonment of acquired equipment and facilities and relocation expenses for warehouse and office operations.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, securities available-for-sale, accounts receivable, payables and debt obligations. The carrying values of these financial instruments as reported in the accompanying balance sheets are assumed to approximate their fair value.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)



1. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company provides for income taxes pursuant to the liability method as prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

Reclassifications

Certain reclassifications have been made to the December 31, 1996 financial statements to conform to the December 31, 1997 and 1998 financial statement presentation. Such reclassifications have had no effect on net income previously reported.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Actual results could differ from those estimates.

Reporting Comprehensive Income

During 1998, the Company adopted the Financial Accounting Standards Board ("FASB") issued Statement No. 130, Reporting on Comprehensive Income ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements.

During 1998, the Company adopted Statement of Financial Accounting Standard No. 131, Disclosures About Segments of an Enterprise and Related Information, ("Statement No. 131") which requires reporting of summarized financial results for operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. The Company evaluates performance based on two different operating segments: direct-to-customer and business-to-business operations. For 1996 and 1997, direct-to-customer operations was the only significant operating segment.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)



2. Property and Equipment

At December 31, 1997 and 1998, property and equipment, stated at cost, consists of the following:

                                                                   December 31
                                                             1997               1998
                                                     -------------------------------------
Furniture and equipment                                      $  424,196         $  614,804
Leasehold improvements                                          270,937            288,324
Computer equipment                                              754,000            965,449
Warehouse equipment                                             210,026            210,033
                                                     -------------------------------------
                                                              1,659,159          2,078,610
Accumulated depreciation and
 amortization                                                  (562,271)          (998,916)
                                                     -------------------------------------
                                                             $1,096,888         $1,079,694
                                                     =====================================

3. Margin Loan Payable

The Company has a margin loan agreement with a brokerage firm that is due on demand. The Company has pledged 265,000 shares of its securities available-for-sale (see Note 6) as collateral for the loan. The interest rate charged on the loan varies depending on market rates and was 7.0% at December 31, 1998. Interest incurred on the balance of the loan is added to the outstanding balance payable.

4. Convertible Debentures

As of December 31, 1998, the Company had $823,051 issued in 8% convertible debentures to three individuals. Of the total outstanding, $323,051 was issued to two officers of the Company, the President and the Chief Executive Officer of the Company. The debentures are payable on the earlier of September 30, 1999 or the closing of an initial public offering. The debentures are automatically converted to shares of Class A common stock at the initial public offering per share price. The debenture payable to the Chief Executive Officer of the Company is due December 31, 2000. The debenture is convertible, at the option of the officer, upon the closing of the initial public offering by the Company, into shares of common stock at the initial public offering per share price.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


5. Leases

At December 31, 1997 and 1998, the Company's property held under capital leases consisted of the following, which is included in property and equipment:

                                                                  December 31
                                                            1997               1998
                                                     ---------------------------------
     Warehouse equipment                                   $ 40,229           $ 40,229
     Computer equipment                                     130,822            130,822
                                                     ---------------------------------
                                                            171,051            171,051
     Accumulated amortization                               (47,867)           (79,777)
                                                     ---------------------------------
                                                           $123,184           $ 91,274
                                                     =================================

The Company leases equipment and office, retail, and warehouse space through capital and operating leases. The following schedule represents the annual future minimum payments, as of December 31, 1998:

                                                               Capital        Operating
                                                          ------------------------------
1999                                                           $ 46,012       $  621,601
2000                                                             22,680          419,038
2001                                                              4,212          142,566
2002                                                                  -            3,540
                                                          ------------------------------
Total minimum lease payments                                     72,904       $1,186,745
                                                                          ==============
Less portion related to interest                                 (5,055)
                                                          -------------
Present value of future minimum lease payments                   67,849
Less current portion                                            (42,261)
                                                          -------------
                                                               $ 25,588
                                                          =============

The Company incurred rent expense of $652,974, $508,590 and $646,886 for the years ended December 31, 1996, 1997, and 1998, respectively.

6. Securities Available-for-Sale

Securities available-for-sale consist of 315,000 shares of common stock from one issuer. The cost and fair value of the securities at December 31, 1998 were $32,200 and $1,633,905, respectively. The fair market value of the shares was determined by using the closing NASDAQ price of the common stock at December 31, 1998.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


6. Securities Available-for-Sale (continued)

For the year ended December 31, 1997, the securities were considered restricted as a related party, controlled by the majority owner and chief executive officer of the Company, had the right to require the Company to donate any and all unsold shares to a not-for-profit organization. This requirement could be made at the sole discretion of the third party and expired in fiscal 1998. Given this restriction, the Company had recorded the restricted securities at cost. The Company did not believe it could attribute a fair market value to the securities in 1997 as a result of the restriction. However, if unrestricted, the fair market value would be $4,828,125 based on quoted market prices. During 1997, the Company sold 150,000 shares at a market value of $1,932,000 to a related party, and recognized a gain of $1,904,242 on the sale.

For the year ended December 31, 1998, the securities were no longer restricted and were recorded at fair market value. The fair market value of the shares was $1,633,905, which was determined by using the closing NASDAQ price of the common stock on

December 31, 1998. During 1998, the Company sold 60,000 shares at a market value of $703,125 to a related party, and recognized a gain of $696,992 on the sale.

7. Income Taxes

The provision for income taxes is comprised of the following:

                                                                    December 31
                                                     1996              1997              1998
                                             --------------------------------------------------
Current:
 Federal                                           $139,308          $269,919          $197,142
 State                                               20,134            41,783            45,129
                                             --------------------------------------------------
                                                    159,442           311,702           242,271

Deferred:
 Federal                                             45,456            34,420            25,852
 State                                                7,037            16,412           (16,168)
                                             --------------------------------------------------
                                                     52,493            50,832             9,684
                                             --------------------------------------------------
Total                                              $211,935          $362,534          $251,955
                                             ==================================================

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


7. Income Taxes (continued)

Variations from the federal statutory rate are as follows:

                                                                    December 31
                                                     1996              1997                1998
                                              ----------------------------------------------------
Expected federal income tax expense at
 statutory rate of 34%                              $187,556          $345,728           $ 466,934
Effect of legal judgment - permanent
 difference                                                -                 -            (251,609)

Effect of other permanent differences                  2,172           (16,983)             20,276
State income tax expense, net of federal
 benefit                                              22,207            33,789              16,354
                                              ----------------------------------------------------
Income tax expense                                  $211,935          $362,534           $ 251,955
                                              ====================================================

The legal judgment was a liability acquired in the purchase of a 67% interest in Healing Arts Publishing. This $740,000 liability paid by the Company in 1998 resulted in a permanent tax benefit.

Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax liability as of December 31, 1998 and 1997 are as follows:

                                                         December 31
                                                       1997               1998
                                              ----------------------------------
Deferred tax assets:
 Reserve for bad debts                               $ 13,428          $  26,012

Deferred tax liabilities:
 Securities available-for-sale                              -           (618,578)
 Amortization                                          (1,956)            (2,435)
 Depreciation                                         (35,585)           (57,374)
                                              ----------------------------------
                                                      (37,541)          (678,387)
                                              ----------------------------------
 Deferred tax liability, net                         $(24,113)         $(652,375)
                                              ==================================

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


8. Stockholders' Equity

The Company had warrant certificates outstanding that entitled the holder to five warrants to purchase 40,000 shares of common stock at $1.25 per share. The warrants were held by the Company's President and were exercised in December 1998 for $50,000

The Company had warrant certificates outstanding during the year and at December 31, 1998 that entitled the holder to purchase 24,000 shares of Class A common stock at $.50 per share. The warrants are exercisable in a two year period beginning January 20, 2002 and ending January 9, 2004.

During 1998, the Company's shareholders voted to increase the authorized shares of stock, create two classes of common stock and split the existing outstanding shares on a 20,000-to-1 basis. These changes have been reflected retroactively in the Company's consolidated financial statements. The Class B common stock is owned entirely by the Company's founder and Chief Executive Officer and is restricted as to its sale or transfer. Each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to 10 votes.


9. Business Acquisitions

On September 14, 1998, the Company acquired a 67% ownership in Healing Arts Publishing. The acquired company produces videos that are informational and fitness oriented. The acquisition was accounted for using the purchase method of accounting for a total consideration of approximately $2.5 million. Results of operations for the Healing Arts entity for the period from the acquisition date through December 31, 1998 are included in the consolidated financial statements of the Company. As part of the purchase, in addition to tangible assets, the Company acquired a video library which is being amortized using the straight line method over a period of 15 years.

On October 1, 1998, the Company acquired all of the stock and net assets of InnerBalance Health, Inc. from a related party who is the founder and Chief Executive Officer of the Company. The acquired entity provides similar services as the Company. As these were companies under common control, the Company accounted for the purchase using historical cost. Therefore, the excess of the purchase price of $523,677 over the value of net assets was accounted for as a return of capital to the primary shareholder. The payment was made partially through a transfer of stock and a subordinated debenture with the related party. Results of operations for the InnerBalance Health entity for the period from the acquisition date through December 31, 1998 are included in the consolidated financial statements of the Company.

The following represents the unaudited pro forma results of operations as if the above noted acquisitions had occurred as of January 1, 1998 and at the beginning of the immediately preceding period:

                                                            Years ended December 31
                                                            1997               1998
                                                     -----------------------------------
                                                                (Unaudited)
Revenues                                                  $27,222,601        $38,063,794
Net income                                                    625,257            625,257
Net income per common share                                      0.08               0.08

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


9.   Business Acquisitions (continued)

The December 31, 1997 pro forma results exclude a $975,000 unusual legal settlement that occurred during 1997.

10.  Related Party Transactions

In 1997, the Company entered into separate fulfillment agreements with InnerBalance Health (which was acquired by the Company during 1998, see Note 9) and Explorations Video Catalog, Inc. (related parties under common ownership with the owner and Chief Executive Officer of the Company) whereby the Company provides customer sales, service, warehousing and distribution services. The agreements are for a two-year period but may be terminated by either party with 30 days notice. During 1998, the Company billed a total of $372,039, consisting of $272,637 to Explorations Video Catalog, Inc. and $99,402 to InnerBalance Health.

11.  Subsequent Events

The Company entered into a revolving line of credit agreement with a financial institution in January 1999 in the amount of $1 million. The Company's accounts receivable and finished goods inventory are collateral for the line of credit.

In June 1999, the Company completed a private placement whereby 331,428 shares of Class A common stock were issued at $4.375 per share. Additionally, $1,275,000 convertible debentures with stated interest rate of 8% were issued. These debentures are convertible automatically upon the closing of the initial public offering into Class A common stock at the initial public offering per share price.

In connection with the purchase of Healing Arts Publishing, the Company entered into a royalty agreement with an actor to produce a series of videos. The agreement was entered into during January 1999. The Company has agreed to pay a minimum royalty of $225,000 to the individual for his services in relation to the video production, and in exchange for marketing activities that he may participate in. The royalty agreement also requires the Company to pay certain amounts above and beyond the minimum once video sales exceed a certain level.

In June 1999, the Company adopted an employee stock option plan (the "Plan") that will serve as a long-term incentive plan for individuals who contribute significantly to the strategic and long-term incentive performance objectives and growth of the Company. Under the Plan, the Company may issue an aggregate of not more than 1,600,000 common shares to eligible individuals.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)

11.  Subsequent Events (continued)

In ________ 1999, the Company amended the convertible debentures issued to all subscribers to remove the automatic conversion of the securities.

On _________, 1999, the Company's Board approved a reverse stock split of 2.5 to 1.

12.  Segment Information

The Company has two business segments: Direct to Consumers and Direct to Businesses; both of which sell products, services and information produced and/or purchased from other suppliers and shipped directly to either the end user or reseller. Although the customer bases do not overlap to any extent, the purchase and delivery processes overlap in some areas.

Each of the two segments qualifies as such because each is more than 10% of the combined revenue. Contribution margin is defined as net sales, less cost of goods sold and direct expenses. Financial information for the Company's business segments was as follows:

                                               Year Ended December 31,
                                              1997                 1998
                                           -------------------------------
Net revenue:
 Direct to consumer                         $19,897,690       $26,897,236
 Direct to business                                   -         3,841,304

  Consolidated net revenue                   19,897,690        30,738,540

Contribution margin:
 Direct to consumer                            (566,490)          128,691
 Direct to business                                   -           856,152
                                           -------------------------------

  Consolidated contribution margin          $  (566,490)      $   984,843

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)

                                               Year Ended December 31,
                                                 1997          1998
                                             ----------------------------

Reconciliation of Contribution
margin to net income:

Other income                                   1,583,336         388,491

Income tax expense                               362,534         251,955

Minority interest expense                              -         261,598
                                             ----------------------------

Net income                                    $  654,312        $859,781
                                             ============================

                                  GAIAM, INC.
                   UNAUDITED PRO FORMA COMBINED STATEMENT OF
                                  OPERATIONS


The following unaudited pro forma combined statement of operations for the year ended December 31, 1998 is derived from the historical consolidated statements of operations of Gaiam, Inc. and Healing Arts Publishing and InnerBalance Health (the "Acquisitions"), adjusted to give effect to the Mergers using the purchase method of accounting for business combinations.

The unaudited pro forma combined statement of operations for the twelve months ended December 31, 1998 assumes that the Acquisitions occurred as of January 1, 1998.

The pro forma combined statement of operations is provided for illustrative purposes only and should be read in conjunction with the accompanying notes thereto, and the audited consolidated financial statements and notes thereto of Gaiam, Inc. for the year ended December 31, 1998 and the audited financial statements and the notes thereto of Healing Arts Publishing as of and for the nine months ended September 30, 1998. The pro forma data is not necessarily indicative of the operating results or financial position that would have been achieved had the Acquisitions been consummated at the dates indicated, nor is it necessarily indicative of future operating results and financial condition.

                                  GAIAM, INC.
                   UNAUDITED PRO FORMA COMBINED STATEMENT OF
                                  OPERATIONS


                         Year ended December 31, 1998

                                                    Healing Arts   InnerBalance                       Total
                                     Gaiam, Inc.   Publishing (c)   Health (d)      Adjustments     Pro Forma
                                   ---------------------------------------------------------------------------
Net revenue                          $30,738,540      $6,513,679     $1,339,947   $(523,620)(e)    $38,063,794
                                                                                     (4,752)(b)
Cost of goods sold                    13,173,536       2,868,696        569,645    (190,352)(e)     16,416,773
                                                                                     (4,752)(b)
                                   ---------------------------------------------------------------------------
Gross profit                          17,565,004       3,644,983        770,302    (333,268)        21,647,021

Expenses:
 Selling and operating                14,186,215       3,056,626      1,017,415      94,420 (a)     18,701,466
 Corporate, general and
  administration                       2,393,946         810,398              -     (73,530)(e)      2,784,023
                                   ---------------------------------------------------------------------------

Total expenses                        16,580,161       3,867,023      1,017,415      20,890         21,485,489
                                   ---------------------------------------------------------------------------

Income (loss) from operations            984,843        (222,040)      (247,113)   (354,158)           161,532

Other income (expense):
 Realized gain on sale of
  securities and other                   696,992               -              -           -            696,992

 Interest expense                       (308,501)        (61,161)       (17,312)                      (386,974)
                                   ---------------------------------------------------------------------------
Total other income (expense)             388,491         (61,161)       (17,312)          -            310,018
                                   ---------------------------------------------------------------------------

Income (loss) before taxes and
 minority interest                     1,373,334        (283,201)      (264,425)   (354,158)           471,550

Provision for income taxes               251,955               -              -           -            251,955

Minority interest in net income of
 consolidated subsidiary, net of
 tax                                    (261,598)              -              -      93,456 (f)       (168,142)
                                   ---------------------------------------------------------------------------

Net income (loss)                    $   859,781      $ (283,201)    $ (264,425)  $(260,702)       $    51,453
                                   ===========================================================================

Net income:
  Basic                              $      0.11                                                   $      0.01
  Diluted                                   0.11                                                   $      0.01

Shares used in computing net
 income per share:
    Basic                              8,072,877                                                     8,072,877
    Diluted                            8,263,677                                                     8,263,677

                            See accompanying notes.

                                  GAIAM, INC.
                   UNAUDITED PRO FORMA COMBINED STATEMENT OF
                                  OPERATIONS


Notes to Unaudited Pro Forma Combined Statement of Operations:

(a) The statement of operations has been adjusted to reflect the additional amortization of the video library had the Company. acquired Healing Arts Publishing, Inc. on January 1, 1998.

        Intangible Asset                            $3,209,000
        Amortization Life                             15 years
        Additional Period                           8.5 months
                                                    ----------
        Adjustment                                  $  151,547
                                                    ==========

(b) The statement of operations has been adjusted to reflect the effect of intercompany sales between Healing Arts Publishing, Inc. and Gaiam, Inc. for the nine months prior to the merger.

(c) Represents the results of operations of Healing Arts Publishing, Inc. from January 1, 1998 through September 30, 1998.

(d) Represents the results of operations of Inner Balance Health from January 1, 1998 through September 30, 1998. The Company accounted for the acquisition of Inner Balance Health at historical cost as the acquisition was considered a transfer of interest under common control.

(e) As the Company has recorded the acquisition of Healing Arts Publishing, Inc. on the acquisition date, September 14, 1998 and the audited financial statements of Healing Arts Publishing, Inc. including the report of operations for the nine months ended September 30, 1998. This adjustment eliminates the 16 days of activity which are included in both the financial statements of the Company and those of Healing Arts Publishing, Inc.

(f) Represents the adjustment to minority interest to reflect ownership of Healing Arts Publishing, Inc. for the entire year.



                                                Balance at        Charged to        Charged                           Balance at
                                                 Beginning        Costs and         to Other                            End of
                Description                      of Period         Expenses         Accounts        Deductions          Period
-----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998
Reserves and allowances deducted
  from asset accounts:
    Allowance for doubtful accounts on
      accounts receivable                           $ 31,000        $ 258,993 (2)     $126,580 (1)      (348,658)(3)     $  67,915

    Reserve for obsolescence on
      inventory balance                             $ 79,016          182,643           29,000 (1)      (122,463)(3)     $ 168,744

Year ended December 31, 1997

Reserves and allowances deducted
  from asset accounts:
    Allowance for doubtful accounts on
      accounts receivable                           $ 28,531            2,469                -                 -         $  31,000

    Reserve for obsolescence on
      inventory balance                               84,240           83,871                            (89,095)        $  79,016

Year ended December 31, 1996

Reserves and allowances deducted
  from asset accounts:
    Allowance for doubtful accounts on
      accounts receivable                              5,000           23,531                                            $  28,531

    Reserve for obsolescence on
      inventory balance                              143,890          255,467                           (315,117)           84,240

(1)  Acquired in conjunction with acquisition of majority owned subsidiaries.

(2)  Provision for doubful accounts

(3)  Actual amounts written off against the allowance or reserve.

                                Our Core Values

          Our approach to business is based on important core values.

 We value the environment and view all resources as precious assets not to be wasted.

               We emphasize integrity in all our relationships.

Living our beliefs is more than just the right thing to do; it is the only path to take.

We believe we can motivate every person to make a positive difference in their lives and in our world by the simple choices they make every day.



     ---------------------------------------------------------------------------
                               Understanding Us

     . By "sustainable," we mean the ability of a product or service to reduce the burden placed on living systems and to maintain productivity without depleting natural resources or producing waste.

     . By "natural," we mean the characteristic of a product that is organic and/or otherwise produced without chemicals and additives.

     . By "eco-friendly," we mean low or minimal impact upon the ecosystem in which the product is created or used.

     . By "green," we mean an attribute of products that have a less harmful effect on the environment than other products available to consumers having the same or a similar use.

     . By "alternative health," we mean the approach to healthcare typified by chiropractic care, nutrition, homeopathy, naturopathic medicine, acupuncture, acupressure, massage, aromatherapy and other holistic approaches.

     ---------------------------------------------------------------------------

Until ____, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

The registrant's expenses in connection with the offering described in this registration statement are set forth below. All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the listing fee are estimated.

Securities and Exchange Commission registration fee....................................   $  3,197
NASD filing fee........................................................................
NASDAQ National Market listing fee.....................................................
Printing and engraving expenses........................................................
Accounting fees and expenses...........................................................
Legal fees and expenses................................................................
Blue Sky fees and expenses (including legal fees)......................................
Transfer agent's and registrar fees and expenses [Indemnification Premiums]............
Miscellaneous..........................................................................    700,000
                                                                                          ----------
Total..................................................................................
                                                                                          ==========

Item 14. Indemnification of Directors and Officers.

Colorado law provides for indemnification of directors, officers and other employees in certain circumstances (C.R.S. (S) 7-108-102 (1994)) and for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances (C.R.S. (S) 7-108-402 (1994)). The Amended and Restated Articles of Incorporation of Gaiam eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of Gaiam to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

Gaiam intends to obtain directors and officers insurance providing insurance indemnifying certain of Gaiam's directors, officers and employees for certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

The following table summarizes securities issued or sold by Gaiam within the past three years that were not sold pursuant to registered offerings:


-----------------------------------------------------------------------------------------------------------------
Date                Purchaser     Number of       Debentures/  Warrants     Consideration     Exemption(s)
                                  Shares of       Notes                                       Claimed*
                                  Class A
                                  Common Stock
-----------------------------------------------------------------------------------------------------------------
                                                                                              privately
September30,     James            120,000         $500,000           --     $1,025,000        negotiated sale
1998             Argyopoulos/                                                                 under Section
                 Argyopoulos                                                                  4(2) of the
                 Investor G.P.                                                                Securities Act.

-----------------------------------------------------------------------------------------------------------------
                                                                                              privately
October 1,       Jirka Rysavy          --         $531,000           --     Stock of          negotiated sale
1998                                                                        InnerBalance      under Section
                                                                                              4(2) of the
                                                                                              Securities Act.

-----------------------------------------------------------------------------------------------------------------
                                                                                              privately
December 7,      Lynn Powers       40,000         $ 50,000           --     $  100,000        negotiated sale
1998                                                                                          under Section
                                                                                              4(2) of the
                                                                                              Securities Act.

-----------------------------------------------------------------------------------------------------------------
                                                                                              privately
January 7,       Mo Siegel         17,143         $ 75,000           --     $  150,000        negotiated sale
1999                                                                                          under Section
                                                                                              4(2) of the
                                                                                              Securities Act.

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Date             Purchaser        Number of       Debentures/  Warrants     Consideration     Exemption(s)
                                  Shares of       Notes                                       Claimed*
                                  Class A
                                  Common Stock
-----------------------------------------------------------------------------------------------------------------
April 20, 1999   Jeffrey Steiner  120,000         $500,000           --     $1,025,000        privately
                                                                                              negotiated sale
                                                                                              under Section
                                                                                              4(2) of the
                                                                                              Securities Act.

-----------------------------------------------------------------------------------------------------------------
                                                                                              privately
May 6, 1999      Edward Snider     57,143         $250,000           --     $  500,000        negotiated sale
                                                                                              under Section
                                                                                              4(2) of the
                                                                                              Securities Act.

-----------------------------------------------------------------------------------------------------------------
                                                                                              privately
May 6, 1999      Herbert Simon     57,143         $250,000           --     $  500,000        negotiated sale
                                                                                              under Section
                                                                                              4(2) of the
                                                                                              Securities Act.

-----------------------------------------------------------------------------------------------------------------
                                                                                              privately
May 7, 1999      Mike Gilliand     22,857         $100,000           --     $  200,000        negotiated sale
                                                                                              under Section
                                                                                              4(2) of the
                                                                                              Securities Act.

-----------------------------------------------------------------------------------------------------------------
                                                                                              privately
May 6, 1999      Lennart           57,143         $250,000           --     $  500,000        negotiated sale
 and June 8,     Perlhagen                                                                    under Section
 1999                                                                                         4(2) of the
                                                                                              Securities Act.

-----------------------------------------------------------------------------------------------------------------

* We believe that exemptions in addition to those specified above may exist with respect to the listed transactions.

Item 16.  Exhibits and Financial Statement Schedules.

EXHIBITS:

--------------------------------------------------------------------------------
    Exhibit No.                               Description
--------------------------------------------------------------------------------
 1.1*               Form of Underwriting Agreement
-------------------------------------------------------------------------------

 2.1*               Purchase Agreement dated September 14, 1998 among Gaiam
                    Holdings, Inc., Healing Arts Publishing, LLC, Steven P.
                    Adams, Healing Arts Publishing, Inc., and Gaiam, Inc.
-------------------------------------------------------------------------------

 3.1*               Amended and Restated Articles of Incorporation of Gaiam,
                    Inc.
-------------------------------------------------------------------------------

 3.2*               Bylaws of Gaiam, Inc.
-------------------------------------------------------------------------------

 4.1*               Form of Gaiam, Inc. Stock Certificate
--------------------------------------------------------------------------------

 5.1*               Opinion of Bartlit Beck Herman Palenchar & Scott
--------------------------------------------------------------------------------

 10.1               Gaiam, Inc.1999 Long-Term Incentive Plan
--------------------------------------------------------------------------------

 10.2*              Operating Agreement of Healing Arts Publishing, LLC dated
                    September 14, 1998
--------------------------------------------------------------------------------

 10.3*              Sublease dated September 16, 1998 between Corporate Express
                    Office Products, Inc. and Gaiam, Inc.
--------------------------------------------------------------------------------

 10.4*              Lease Agreement dated December 18, 1997 between Orix Prime
                    West Broomfield Venture and Gaiam, Inc.
--------------------------------------------------------------------------------

 21.1*              Subsidiaries of Gaiam, Inc.
--------------------------------------------------------------------------------

 23.1               Consent of Ernest & Young
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    Exhibit No.                               Description
--------------------------------------------------------------------------------
 23.2               Consent of Wendell T. Walker & Associates
--------------------------------------------------------------------------------

 23.3*              Consent of Bartlit Beck Herman Palenchar & Scott (included in Exhibit 5.1)
--------------------------------------------------------------------------------

 24.1               Power of Attorney, included on signature page
--------------------------------------------------------------------------------

 27.1               Financial Data Schedule
--------------------------------------------------------------------------------

 99.1               Financial Statements of Healing Arts Publishing, Inc.
--------------------------------------------------------------------------------

* To be filed by amendment.

Item 17.  Undertakings.

       (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c) Gaiam hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (d) Gaiam hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on July 19, 1999.

                                        Gaiam, Inc.


                                        By: /s/ Jirka Rysavy
                                           ____________________________
                                                Jirka Rysavy
                                                Chief Executive Officer

                               POWER OF ATTORNEY

KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jirka Rysavy and Lynn Powers, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including, without limitation, any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated opposite their names.

-----------------------------------------------------------------------------------------------------------------------
Signature                   Title                                                    Date
-----------------------------------------------------------------------------------------------------------------------
                            Jirka Rysavy , Chairman of the Board and Chief           July 19, 1999
                            Executive Officer
-----------------------------------------------------------------------------------------------------------------------

                            Lynn Powers, President, Chief Operating Officer          July 19, 1999
                            and director
-----------------------------------------------------------------------------------------------------------------------

                            Pavel Bouska, Executive Vice President and               July 19, 1999
                            Chief Information Officer
-----------------------------------------------------------------------------------------------------------------------

                            Janet Mathews, Controller and                            July 19, 1999
                            principal financial officer
-----------------------------------------------------------------------------------------------------------------------

                                 EXHIBIT INDEX


----------------------------------------------------------------------------------------------------------------------
    Exhibit No.                                                        Description
----------------------------------------------------------------------------------------------------------------------

1.1*                            Form of Underwriting Agreement
----------------------------------------------------------------------------------------------------------------------

2.1*                            Purchase Agreement dated September 14, 1998 among Gaiam Holdings, Inc., Healing
                                Arts Publishing, LLC, Steven P. Adams, Healing Arts Publishing, Inc., and Gaiam,
                                Inc.

----------------------------------------------------------------------------------------------------------------------

3.1*                            Amended and Restated Articles of Incorporation of Gaiam, Inc.
----------------------------------------------------------------------------------------------------------------------

3.2*                            Bylaws of Gaiam, Inc.
----------------------------------------------------------------------------------------------------------------------

4.1*                            Form of Gaiam, Inc. Stock Certificate
----------------------------------------------------------------------------------------------------------------------

5.1*                            Opinion of Bartlit Beck Herman Palenchar & Scott
----------------------------------------------------------------------------------------------------------------------

10.1                           Gaiam, Inc.1999 Long-Term Incentive Plan
----------------------------------------------------------------------------------------------------------------------

10.2*                          Operating Agreement of Healing Arts Publishing, LLC dated September 14, 1998
----------------------------------------------------------------------------------------------------------------------

10.3*                          Sublease dated September 16, 1998 between Corporate Express Office Products, Inc.
                               and Gaiam, Inc.
----------------------------------------------------------------------------------------------------------------------

10.4*                          Lease Agreement dated December 18, 1997 between Orix Prime West Broomfield
                               Venture and Gaiam, Inc.
----------------------------------------------------------------------------------------------------------------------

21.1*                          Subsidiaries of Gaiam, Inc.
----------------------------------------------------------------------------------------------------------------------

23.1                           Consent of Ernest & Young
----------------------------------------------------------------------------------------------------------------------

23.2                           Consent of Wendell T. Walker & Associates
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
    Exhibit No.                                                        Description
----------------------------------------------------------------------------------------------------------------------
23.3*                          Consent of Bartlit Beck Herman Palenchar & Scott (included in Exhibit 5.1)
----------------------------------------------------------------------------------------------------------------------

24.1                           Power of Attorney, included on signature page
----------------------------------------------------------------------------------------------------------------------

27.1                           Financial Data Schedule
----------------------------------------------------------------------------------------------------------------------

99.1                           Financial Statements of Healing Arts Publishing, Inc.
----------------------------------------------------------------------------------------------------------------------

* To be filed by amendment.